                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K/A

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                       Date of Report: November 24, 1998
                       (Date of earliest event reported)

                           Federal-Mogul Corporation
            (Exact Name of Registrant as Specified in Its Charter)

                                   Michigan
                (State or other jurisdiction of incorporation)

                   1-1511                        38-0533580

     (Commission File Number)         (IRS Employer Identification Number)



    26555 Northwestern Highway, Southfield, Michigan              48034
     (Address of principal executive offices)                  (Zip Code)



                                (248) 354-7700
              (Registrant's telephone number including area code)

                     The total number of pages is 50

  Federal-Mogul Corporation (the "Company" or "Federal-Mogul") hereby amends and restates Item 2 of its report on Form 8-K dated October 26, 1998, as follows:

Item 2. Acquisition or Disposition of Assets

  On October 9, 1998 the Company acquired the automotive division of Cooper Industries, Inc. ("Cooper Automotive") for a total purchase price of $1.9 billion (the "Cooper Acquisition"). The Company also incurred approximately $25 million of fees and expenses (including $19.5 million of debt financing costs and $5.5 million of direct transaction costs) in connection with the Cooper Acquisition.

                                    BUSINESS

  Cooper Automotive, comprised of the Cooper Automotive division (the Champion spark plug group of companies) and the Moog Automotive division of Cooper Industries, Inc., is a premier provider of leading brand name automotive products to the aftermarket and the original equipment ("OE") market. Cooper Automotive manufactures and distributes brake and friction products, chassis, ignition products, lighting and wiper products under well-known brand names including Champion(R), Moog(R), Anco(R), Abex(R), Wagner(R) and Zanxx(R). Among Cooper Automotive's largest customers are AutoValue, Carquest, Daimler Chrysler, Ford, Fiat, General Motors and NAPA (in alphabetical order).

  Cooper Automotive had 1997 revenues of $1.9 billion and operating earnings of $177 million before nonrecurring charges. The following charts set forth Cooper Automotive's sales by market segment, geographic region and manufacturing division as a percentage of total sales for the year ended December 31, 1997.

Cooper Automotive
1997 Revenues by
 Market Segment

[PIE CHART APPEARS HERE]

74% Aftermarket
26% O.E.

Cooper Automotive
1997 Revenues by
Geographic Region

[PIE CHART APPEARS HERE]

8%  Rest of World
15% Europe
77% North Anerica

  Cooper Automotive
  1997 Revenues by
Manufacturing Division

[PIE CHART APPEARS HERE]

29% Brake & Friction
10% Wiper
5%  Wire
26% Ignition
16% Lighting
14% Chassis

 Friction and Brake Hard Parts

  Cooper Automotive manufactures and distributes Abex(R) friction material and Wagner(R) brake components including master and wheel cylinders, calipers, brake lines and hoses, drums, rotors and miscellaneous hardware and cables. Abex(R) is the friction manufacturing unit that directly supplies the OE market and the Wagner(R) unit with friction needs. As a result, the Wagner(R) unit is a full line friction and brake hard part supplier to the aftermarket.

  The Cooper Automotive friction material business complements Federal-Mogul's existing Ferodo friction business. Ferodo is a leader in the European friction market and Abex(R) is a leader in the U.S. friction market. The Wagner(R) brake hard parts business provides Federal-Mogul with a manufacturing base for expanding sales of entire brake system packages to customers in both the OE market and aftermarket.

  The Abex, Wagner and Ferodo businesses generated sales in excess of $1 billion in 1997. Federal-Mogul anticipates establishing a separate friction and brake operating unit following the Cooper Acquisition.

 Lighting

  Cooper Automotive manufactures and distributes a variety of lighting products. Under the Wagner(R) brand "bumper-to-bumper" lighting is provided to both the OE market and aftermarket. This includes sealed beams, halogen capsules, lighting modules for front and rear trim, and interior lighting. The Blazer(R) brand is focused on fog-type lights. The Wagner(R)/Blazer(R) unit is a leader in the North American automotive lighting aftermarket. Zanxx(R) is a leader in the OE market for connectors, sockets and switches for automotive lighting.

  Federal-Mogul supplies the heavy duty truck and trailer market with DOT-regulated lighting under its Signal-Stat brand. The combination of the Federal-Mogul and Cooper Automotive lighting businesses provides the Company with the capability to offer total vehicular industry lighting system packages to both the OE market and aftermarket.

 Chassis Parts

  Cooper Automotive manufactures and distributes Moog(R) steering and suspension products and Precision(R) universal joints. Federal-Mogul currently distributes purchased aftermarket chassis parts. The Cooper Acquisition will establish Federal-Mogul as a basic manufacturer of chassis parts. Moog(R) and Precision(R) maintain a leadership position in the North American aftermarket with their "problem solver" applications for the installer.

  Cooper Automotive's chassis parts business enhances Federal-Mogul's growth opportunities in the retail automotive parts market while allowing it to maintain its strong position with wholesaler distributors. The growth of the sport utility vehicle ("SUV") segment has also increased demand for replacement chassis parts due to heavier vehicle weight, a greater number of traditional chassis parts per vehicle and increased wear out rates.

  The expansion of Federal-Mogul's chassis product offering, coupled with Federal-Mogul's wheel-end offering (anti-friction bearings and seals) and the complete brake system offering will enable Federal-Mogul to provide a one-stop shopping source for undercar parts to customers in the aftermarket.

 Ignition

  Cooper Automotive manufacturers and distributes spark plugs, diesel glow plugs, ignition coils and wire and cable sets. Most of these products are sold by Cooper Automotive under the widely-recognized Champion(R) brand name, with some aftermarket wire and cable sold under the Belden(R) and PowerPath(R) brand names. In addition to maintaining a significant presence in the automotive ignition parts market, Cooper Automotive generates significant revenues from sales of ignition-type products for aviation-related applications.

  The Cooper Automotive ignition product line complements Federal-Mogul's powertrain capabilities, thereby enhancing the Company's ability to capitalize on opportunities presented by engine management and environmental regulations that place a premium on ignitability, heat and gas control. Federal-Mogul's focus on ignition and powertrain components and systems provides it with opportunities to benefit from the increased demand for cleaner and more efficient engines.

Wiper Blades

  Cooper Automotive manufactures and distributes wiper arms and blades in the North American and European aftermarket under the Anco(R) brand name. Federal-Mogul believes that demand for wiper arms and blades has been favorably impacted in recent years from the need for a third arm/blade on SUV and new arm/blades that can conform to changes in car slope design. Federal-Mogul believes that the addition of a wiper arms/blade product line with strong retail brand name recognition can facilitate its ability to expand retail sales of its other products, such as gaskets, friction and certain suspension components. The Anco(R) brand also enjoys a significant position among OE manufacturers, which may enhance the Company's ability to market complete wiper systems.

Strategic Rationale and Synergies

  The Cooper Acquisition is expected to further the Company's strategic objective of expanding manufactured product lines to engineered systems and modules and accelerating the Company's worldwide growth. Cooper Automotive brings additional leading brand names, new strategically compatible product lines, additional customers and enhanced distribution channel penetration. The Cooper Acquisition also broadens the Company's brake and friction and lighting product lines as well as adds ignition products and wiper blades to its range. Also, the combination of Federal-Mogul's wheel end bearing and seal business with chassis and brake system products offers customers the potential of a single consolidated vendor base for undervehicle parts.

  Management believes that significant benefits result from the ability to penetrate its existing customer base for distribution of Cooper Automotive products. In particular, the Company's relationships with OE manufacturers, heavy duty equipment and international customers represent opportunities for expansion of the market for Cooper Automotive products.

  Management also believes that integration of the Company's operations with those of Cooper Automotive will provide significant opportunities for synergies and cost savings. The Company currently anticipates pre-tax synergy and cost benefits of approximately $94 million in 1999 and $154 million in 2000. In connection with realization of synergies, at closing Federal-Mogul recorded $88 million in pre-tax reserves for severance and exit costs, in addition to certain purchase accounting valuation adjustments, and expects to incur $38 million in integration costs over the subsequent 18 months. Specific cost savings targeted by management to realize synergies from the Cooper Acquisition include:

   Manufacturing. Consolidation of the friction products operations, combining Cooper Automotive's EIS(R), Wagner(R) and Abex(R) operations with Federal-Mogul's Ferodo(R) operations to rationalize manufacturing sites, transfer assembly labor to expanding lower cost facilities and reduce headcount.

    Sales and Marketing. Consolidation and streamlining of the combined sales and marketing personnel to take advantage of overlaps and economies of scale.

    Distribution, Sourcing and Administration. Consolidation of the aftermarket company based distribution network, transfer from "buy" to "make" sourcing and consolidation of both the administration and headquarters of Cooper Automotive located in St. Louis, Missouri to Federal-Mogul's Southfield, Michigan, headquarters.

The Combined Company

  On a pro forma basis (after giving effect to the Cooper Acquisition, the acquisitions of T&N and Fel-Pro and the disposition of the T&N Bearings Business and the Fel-Pro Chemical Business, as if they had occurred on January 1, 1997), Federal-Mogul's total sales for 1997 were $6.6 billion and its net loss before extraordinary items and non-recurring charges was $27.0 million.

  Consummation of the Cooper Acquisition substantially expands the Company's brakes and friction business and management anticipates establishing brakes and friction as a separate manufacturing operating unit.

  The following charts set forth Federal-Mogul's net sales by market segment, geographic region and manufacturing division as a percentage of total net sales for the year ended December 31, 1997 on two differing pro forma bases. The charts on the left reflect the Company's composition after giving effect to the T&N and Fel-Pro acquisitions and the disposition of the T&N Bearings Business and the Fel-Pro Chemical Business as if they had occurred on January 1, 1997. The charts on the right reflect the Company's composition after giving effect to the Cooper Acquisition as well as the T&N and Fel-Pro acquisitions and the disposition of the T&N Bearings Business and the Fel-Pro Chemical Business as if all had occurred on January 1, 1997.

                                 Federal-Mogul
                       1997 Net Sales by Market Segment
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

       52% Original Equipment               45% Original Equipment
       48% Aftermarket                      55% Aftermarket

                                 Federal-Mogul
                       1997 Net Sales by Geographic Region
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

         49% North America                     57% North America
         11% Rest of World                     10% Rest of World
         40% Europe                            33% Europe

                                 Federal-Mogul
                   1997 Net Sales by Manufacturing Division
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

       38% General Products                 37% Powertrain Systems
       22% Sealing Systems                  16% Brakes & Friction
       40% Powertrain Systems               28% General Products
                                            19% Sealing Systems

(1) Pro forma for the acquisitions of T&N and Fel-Pro and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business.
(2) Pro forma for the acquisitions of T&N, Fel-Pro and Cooper Automotive and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business.

                 SELECTED FINANCIAL DATA FOR COOPER AUTOMOTIVE

  The following selected historical consolidated financial information of Cooper Automotive with respect to each year in the three-year period ended December 31, 1997 is derived from the Cooper Automotive Audited Financial Statements. Such consolidated financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The unaudited financial information for the nine-month period ended September 30, 1998 and 1997 has been derived from the Cooper Automotive Unaudited Financial Statements. The Cooper Automotive Unaudited Financial Statements are unaudited, but in the opinion of management, reflect all adjustments necessary for fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis" and the consolidated financial statements of Cooper Automotive and the Notes thereto included in this document.

                                                               NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                YEAR ENDED DECEMBER 31,        (UNAUDITED)
                             ----------------------------  --------------------
                               1997      1996      1995      1998       1997
                             --------  --------  --------  ---------  ---------
                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues...................  $1,873.2  $1,903.2  $1,758.8  $ 1,400.8  $ 1,423.8
Cost of sales..............   1,294.4   1,316.9   1,215.9      953.6      985.2
Selling and administrative
 expenses..................     354.8     360.2     326.1      259.7      266.7
Goodwill amortization......      32.7      33.6      32.9       24.7       24.5
Nonrecurring charges.......      55.9     102.0       --         --        43.4
Other expense, net.........      14.4      13.2      13.2        7.1        9.2
Interest expense...........       1.1       0.7       1.3        0.4        0.8
                             --------  --------  --------  ---------  ---------
  Income before income
   taxes...................     119.9      76.6     169.4      155.3       94.0
Income taxes...............      54.3      49.1      79.1       64.4       42.5
                             --------  --------  --------  ---------  ---------
  Net income...............  $   65.6  $   27.5  $   90.3  $    90.9  $    51.5
                             ========  ========  ========  =========  =========
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets...............  $2,619.6  $2,659.2        NA  $ 2,705.3         NA
Short-term debt(1).........      35.5       6.1        NA        2.9         NA
Long-term debt.............       3.6       7.1        NA        1.6         NA
Net assets.................   1,804.6   1,849.6        NA    1,954.3         NA
OTHER FINANCIAL INFORMATION
Cash provided from (used
 by) operating activities..  $  157.5  $  173.6  $  188.9  $   104.8  $   107.9
Cash provided from (used
 by) investing activities..     (95.4)   (132.6)    (87.7)     (40.6)     (68.7)
Cash provided from (used
 by) financing activities..     (66.5)    (38.3)   (108.8)     (37.0)     (27.0)
EBITDA(2)..................     274.5     280.4     269.8      228.1      211.9
Expenditures for property,
 plant, equipment and other
 long term assets..........      78.4      87.1      85.7       43.7       58.7
Depreciation and
 amortization expense......      97.6     101.1      99.1       72.4       73.7

--------
(1) Includes current maturities of long-term debt.

(2) "EBITDA" represents the sum of income before interest income and expense, income taxes and extraordinary items, plus depreciation and amortization as well as nonrecurring items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow operating activities, for the purpose of analyzing Cooper Automotive's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



  The information and discussion that follows should be read in conjunction with the Combined Financial Statements of Cooper Automotive and related notes thereto (the "Cooper Automotive Financial Statements").

OVERVIEW

  Over the last two years, Cooper Automotive has been engaged in a review and evaluation of its operations and as a result has recorded adjustments to the carrying value of assets and accruals for projects to which management is committed. During early 1998, Cooper Automotive completed the exit of remanufacturing activities and all product lines included in the temperature control business. The temperature control businesses were exchanged for the brake products business owned by Standard Motor Products ("SMP"), and the other remanufacturing businesses were sold for $4 million. During 1997, adjustments to the carrying value of the assets were recorded and no further adjustments were necessary upon completion of the transactions disposing of the businesses. On an annual basis, the revenues for the SMP brake products business of approximately $150 million are expected to exceed the revenues of the disposed businesses. Incremental earnings are anticipated in 1998 from the higher-margin brake business and as consolidation activities are completed during 1998. However, the temperature control business was a seasonal business with a majority of the sales occurring in the second and third quarter of each year. Therefore, during 1998, the exchange resulted in lower revenues in the second and third quarter and is expected to result in higher revenues in the fourth quarter.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER
                                   30, 1997

RESULTS OF OPERATIONS

 Revenues

  Revenues for the first nine months of 1998 totaled $1,400.8 million, a 2% decrease from the $1,423.8 million in the first nine months of 1997. Acquisitions and divestitures had a nominal effect on revenues. Increased sales to worldwide original equipment manufacturers and improved steering and suspension sales were more than offset by weak domestic aftermarket demand in most product lines. The net impact of the exchange of Cooper Automotive's temperature control business for the brake business of Standard Motor Products ("SMP Exchange") resulted in lower revenues during the period as a result of disruption in the marketplace during the transition and the seasonal nature of the temperature control business which typically had relatively strong second and third quarter sales each year. Also, revenues were affected by the bankruptcy of a large customer in the first quarter of 1998. The customer was converted to a cash basis during the first quarter of 1998, significantly reducing sales volume compared to 1997. Ongoing market consolidation continued to impact revenues through pricing pressure and other competitive conditions.

 Cost of Sales

  Cost of sales as a percentage of revenues improved to 68.1% during the first nine months of 1998 from 69.2% in 1997. The improvement was the result of the swap of Cooper Automotive's lower margin temperature control product line for the brake products business of SMP. Also contributing to the lower cost of sales percentage was the favorable effect on product mix from increased sales of friction products to the OE market and the heavy-duty aftermarket, which carries a higher margin.

Selling and Administrative Expenses

  Selling and administrative expense as a percentage of revenues decreased to 18.5% during the first nine months of 1998 compared to 18.7% during the first nine months of 1997. Actual selling and administrative expenses were reduced in 1998 reflecting the benefits of certain sales and marketing restructuring, reduced spending for advertising, promotions and customer changeover costs.

 Goodwill Amortization


  Amortization of goodwill was $24.7 million and $24.5 million, respectively, for the first nine months of 1998 and the first nine months of 1997, reflective of the absence of significant acquisitions.

Nonrecurring Charges


  During the first nine months of 1997, Cooper Automotive recorded charges of $43.4 million including adjustments to the carrying value of assets of $27.6 million and accruals of continuing obligations for replaced information systems and facility consolidations.

 Other Expense, net


  Other expense, net, decreased $2.1 million during the first nine months of 1998 compared to the same period in 1997, primarily due to a decrease in the actuarial expense for post-retirement benefits other than pensions.

 Interest Expense


  Interest expense decreased $0.4 million during the first nine months of 1998 compared to the first nine months of 1997, primarily due to lower levels of outstanding debt.

 Income Tax Expense


  The effective tax rate decreased to 41.5% in 1998 from 45.2% in 1997. The decrease was primarily attributable to the increase in income in 1998 reducing the impact of nondeductible goodwill on the effective tax rate. Net income increased 76.5% to $90.9 million during the first nine months of 1998 from $51.5 million in 1997. The increase was due to the nonrecurring charges in 1997 and the lower effective tax rate in 1998.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND
    YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Revenues

  Revenues decreased $30.0 million to $1.87 billion in 1997, a decrease of 1.6% from 1996 revenues of $1.90 billion. Excluding acquisitions, revenues declined $41.7 million, or 2.2%. Sales to OE manufacturers improved in 1997 with the increased production levels of vehicles containing Cooper Automotive products. Sales in the aftermarket were hampered by weak demand in most product lines. Temperature control product sales and remanufactured product lines declined primarily due to competitive price pressures. Wiper volume declined significantly in the first half of 1997 as mild weather patterns impacted winter-related products. In addition, the public announcement of the SMP Exchange contributed to a significant reduction in temperature control product sales. Revenues increased $144.4 million to $1.90 billion in 1996, an increase of 8.2% over 1995 revenues of $1.76 billion. Cooper Automotive's acquisitions accounted for $55.3 million of the increase in revenues. Harsh winter weather and lean distributor inventories boosted domestic aftermarket demand for wiper blades and ignition products in early 1996. New customers for lighting products, partial recovery from the 1995 economic downturn in Mexico and the increased placement of products on new vehicles and additional light vehicle production also increased revenues in 1996 compared to 1995. Partially offsetting these increases was a decline in sales of temperature control products as a result of a mild summer, a decline in domestic sales of heavy duty brake components as a result of decreases in OE production and lower European aftermarket sales influenced by weak economic conditions.

 Cost of Sales

  Cost of sales as a percentage of revenues improved slightly in 1997 to 69.1% from 69.2% in 1996. The improvement reflects the impact of the write-down of brake assets and other actions to reduce manufacturing costs, partially offset by the unfavorable effect on product mix of lower sales to the aftermarket, which carry a higher margin. Cost of sales as a percentage of revenues increased slightly in 1996 to 69.2% compared to 69.1% in 1995. The slightly higher percentage reflects the unfavorable effect on product mix from lower sales of higher margin heavy-duty brake components and lower aftermarket sales in Europe.

 Selling and Administrative Expense

  Selling and administrative expense remained flat as a percentage of 1997 and 1996 revenues at 18.9%, despite the reduction in revenues, reflecting efforts to control costs and the benefits from restructuring certain sales, marketing and distribution activities. Selling and administrative expenses as a percentage of revenues increased to 18.9% in 1996 from 18.5% in 1995. The increase resulted from higher advertising, promotion and customer changeover costs in 1996.

 Goodwill Amortization

  Goodwill amortization declined to $32.7 million in 1997 from $33.6 million in 1996, primarily as a result of the write-down in 1996 of goodwill related to certain Wagner brake product lines. Goodwill amortization increased to $33.6 million in 1996 from $32.9 million in 1995 primarily as a result of the February 1996 acquisition of Blazer International Corp.

 Nonrecurring Charges

  During 1997, Cooper Automotive recorded charges of $55.9 million including adjustments to the carrying value of assets of $30.6 million, accruals of continuing obligations for replaced information systems and facility consolidations of $12.8 million and an increase in the accrual for doubtful accounts for the bankruptcy of a large customer of $12.5 million. During 1996, Cooper Automotive initiated a strategic review of most of its businesses and recorded an $85.3 million asset write-down and a $16.7 million in charges primarily related to facility closings and consolidations. A majority of the consolidations were announced prior to the end of each year. Cash expenditures related to the payout of accrued severance and other expenditures related to the committed consolidations in the following year are not significant.

 Other Expense

  Other expense, net, in 1997 increased $1.2 million compared to 1996. The decrease of $1.0 million in the actuarial expense for post-retirement benefits other than pensions was more than offset by increases in miscellaneous other expenses. Other expense, net, in 1996 and 1995 were similar amounts with the increase in 1996 of $0.7 million in actuarial expense for post-retirement benefits offset by an increase in other income.

 Interest Expense

  Interest expense increased $0.4 million in 1997 compared to 1996 and decreased $0.6 million in 1996 as compared to 1995. The increase in 1997 was primarily attributable to higher levels of short-term debt at international locations, partially offset by decreases in industrial development bonds. The decrease in 1996 versus 1995 is primarily due to lower levels of outstanding debt.

 Income Tax Expense

  The effective tax rate decreased from 64.1% in 1996 to 45.3% in 1997. The 1996 rate was higher than normal due to the asset write-down which included the write-off of nondeductible goodwill. Excluding the impact of this write-down, the effective rate was 48.0%. The decrease in the effective rate from 48.0% in 1996 to 45.3% in 1997 was primarily attributable to the increase in income in 1997 reducing the impact of nondeductible goodwill on the effective tax rate.

Net Income

  Net income in 1997 increased to $65.6 million from $27.5 million in 1996. The increase was due to lower nonrecurring charges in 1997. The effective tax rate increased to 64.1% in 1996 from 46.7% in 1995, primarily due to the write-down of goodwill that was nondeductible for income tax purposes. Net income in 1996 decreased to $27.5 million from $90.3 million in 1995, primarily due to the nonrecurring charges in 1996.

LIQUIDITY AND CAPITAL RESOURCES

 Operating Working Capital (For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable)


  During the first nine months of 1998, operating working capital increased $31.6 million. A $27.5 million increase in receivables was the primary reason for the higher operating working capital.

  In 1997, operating working capital decreased $1.2 million as a result of a $29.5 million decrease in accounts receivable, a $12.6 million increase in inventories and a $15.7 million decrease in accounts payable. The decrease in accounts receivable reflects the lower sales in the fourth quarter of 1997 compared to 1996 and an increase in the allowance for doubtful accounts in 1997 for a major customer who filed for bankruptcy in the first quarter of 1998. The increase in inventories relates to a build up in inventories to support customer service during the implementation of integrated business systems during 1997 and 1998 at one of Cooper Automotive's divisions. In 1996, operating working capital increased $8.3 million as a result of an increase in accounts receivable of $28.8 million, a decrease in inventory of $1.8 million and an increase in accounts payable of $18.7 million. The increase in accounts receivable reflects higher sales in the fourth quarter of 1996 compared to 1995 and an increase in days receivables outstanding in 1996.

 Cash Flow Provided from Operating Activities


  During the first nine months of 1998, net cash provided by operating activities totaled $104.8 million. These funds were primarily used to finance $43.7 million of capital expenditures and net financing activities of $36.9 million. During the first nine months of 1997, net cash provided by operating activities of $107.9 million was used to finance capital expenditures of $58.7 million, a small acquisition of $12.2 million and net financing activities of $26.8 million.

  Net cash provided by operating activities during the year ended December 31, 1997 totaled $157.5 million. These funds were used to finance net cash outflows for acquisitions of $20.1 million and capital expenditures of $78.4 million. Net cash provided by operating activities during the year ended December 31, 1996 totaled $173.6 million. The cash generated from operating activities was utilized to finance acquisitions of $55.4 million and capital expenditures of $87.1 million. Net cash flows provided by operating activities during the year ended December 31, 1995 totaled $188.9 million. This cash flow was used to fund acquisitions of $8.9 million and capital expenditures of $85.7 million.

  In connection with accounting for business combinations utilizing the purchase accounting method, Cooper Automotive records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper Automotive operations. Cash flow from operating activities for each of the three years in the periods ended December 31, 1997, is reduced by the amounts expended on the various accruals established in connection with each acquisition. At December 31, 1997, Cooper Automotive had accruals totaling $19.8 million related to these activities. Cooper Automotive spent $7.1 million in the first nine months of 1998 and $4.4 million, $20.7 million and $39.1 million in 1997, 1996 and 1995, respectively. Spending for the balance of 1998 and future years is not expected to be at the 1995 and 1996 levels, as most of the major projects related to earlier acquisitions have been completed and recent acquisitions do not involve significant restructuring activities.

  For purposes of Cooper Automotive's historical financial statements, identifiable debt was allocated to Cooper Automotive during each period with all of Cooper Automotive's combined positive or negative cash flows being treated as cash transferred to or from Cooper. The specifically identifiable industrial revenue bonds (the "IRB") of $1.5 million at September 30, 1998 and $3.5 million and $7.0 million at December 31, 1997 and 1996, respectively, and specifically identifiable international debt was assigned to Cooper Automotive. Cooper Automotive also has international short-term borrowing facilities under which $35.5 million and $6.1 million was outstanding at December 31, 1997 and 1996, respectively. The outstanding balance of the international short-term borrowings at September 30, 1998 was $2.5 million.

 Capital Expenditures and Commitments


  Capital expenditures on projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity were $43.7 million during the first nine months of 1998, $78.4 million in 1997, $87.1 million in 1996 and $85.7 million in 1995. Projected capital expenditures for 1998 are anticipated to approximate 1997 expenditures. The 1998 anticipated capital spending represents approximately 41% for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects, 35% for capacity expansion, 7% related to environmental matters and 17% for other items.

 Foreign Currency Risk

  Cooper Automotive uses forward foreign currency exchange contracts to reduce the risk associated with changes in the exchange rates for firm commitments and anticipated sales or purchases where a product is manufactured or purchased in one country and sold or consumed in the manufacturing process in another country. Cooper Automotive's policy is to hedge firm commitments to eliminate this risk if natural hedges do not exist. Anticipated sales or purchases are hedged at the discretion of the operating business. Substantially all of Cooper Automotive's forward contracts expire within one year. At December 31, 1997, insignificant amounts of anticipated sales and purchases were hedged. Management believes that the effects of currency movements on the respective underlying hedged transactions offset any gain or loss on forward exchange contracts.

COOPER ASBESTOS LIABILITY


  Companies within Cooper Automotive are among a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. Federal-Mogul believes the relevant entities have substantial defenses to liability and adequate insurance coverage for defense and indemnity. While the outcome of litigation cannot be predicted with certainty, management believes that asbestos claims pending against companies within Cooper Automotive as of September 30, 1998 will not have a material effect on Federal-Mogul's financial position.

YEAR 2000 COSTS

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Cooper Automotive has established teams that have completed awareness programs and assessment projects to address the Year 2000 issue including information technology (IT) and non-IT systems. Cooper Automotive's Moog Division is implementing new enterprise systems, and the Cooper Automotive Division is revising or upgrading existing software so that its computer systems will properly utilize dates beyond December 31, 1999. Cooper Automotive presently believes that with modifications to existing software and conversion to new software and systems, the Year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could cause production interruptions that could have a material impact on the operations of Cooper Automotive.

  Cooper Automotive has initiated formal communications with a substantial majority of its significant suppliers and large customers to determine their plans to address the Year 2000 issue. While Cooper Automotive expects a successful resolution of all issues, there can be no guarantee that the systems of other companies on which the Cooper Automotive systems rely will be converted in a timely manner, or that a failure to convert by a supplier or customer, or a conversion that is incompatible with Cooper Automotive's systems, would not have a material adverse effect on Cooper Automotive. Cooper has determined it has no exposure to contingencies related to the Year 2000 issue for products it has sold.

  Cooper Automotive has contracts in place with external resources and has allocated internal resources to reprogram or replace and test the software and systems for Year 2000 modifications. Cooper Automotive's management believes that, at December 31, 1997, the business was greater than fifty percent complete in its efforts to convert software or install systems that are Year 2000 compliant. While most efforts are anticipated to be completed by the end of 1998, it is likely that certain efforts will be delayed into early 1999. The total cost of the Year 2000 project is estimated to be approximately $41 million and is being funded through operating cash flows. Of the total project cost, approximately $36 million is attributable to the purchase of new software and systems which will be capitalized. The remaining $5 million represents maintenance and repair of existing systems and will be expensed as incurred. Cooper Automotive expects the majority of the costs will be in 1998, and any remaining costs incurred in 1999 to be immaterial. As of September 30, 1998, Cooper Automotive had incurred and expensed the substantial majority of the $5 million estimated costs related to the completed awareness program and assessment project and the implementation of the remediation plan.

  The costs of the project and the date on which Cooper Automotive plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

In addition, Federal-Mogul hereby amends and restates Item 7 of its report on Form 8-K dated October 26, 1998, as follows:

Item 7. Unaudited Pro forma financial information, financial statements of business acquired and exhibit

         a)  Unaudited Pro forma financial information
               1.  Discussion
               2. Unaudited Pro forma Statement of Operations for the year ended December 31, 1997.
               3. Unaudited Pro forma Statement of Operations for the nine months ended September 30, 1998.
               4.  Unaudited Pro forma Balance Sheet as of September 30, 1998.

         b)  Financial statements of business acquired
               1. The audited financial statements of the Automotive Divisions of Cooper Industries, Inc. for the combined financial position as of December 31, 1997 and 1996 and combined results of operations and cash flows for each of the three years in the period ended December 31, 1997.
               2. The unaudited financial statements of the Automotive Divisions of Cooper Industries, Inc. for the combined financial position as of September 30, 1998 and combined results of operations and cash flows for the nine months ended September 30, 1998 and 1997.

         c)  Exhibit
               23.1 Consent of Ernst & Young LLP

Item 7(a)            UNAUDITED PRO FORMA FINANCIAL DATA

  Federal-Mogul completed its cash offer to acquire T&N on March 6, 1998. The acquisition has been accounted for using the purchase method of accounting.
The total consideration paid of approximately (Pounds)1.46 billion ($2.41 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars) was funded primarily through the $2.75 billion floating rate
1997 Credit Agreement (consisting of a $2.35 billion (reduced to $2.275 billion effective as of March 11, 1998) term loan facility and a $400 million revolving loan facility) and a $500 million floating rate Senior Subordinated Credit Agreement, each from a syndicate led by The Chase Manhattan Bank ("Chase"). These credit facilities also refinanced the borrowings used to finance the cash portion of the purchase price for Fel-Pro. Additional funds for the acquisition of T&N were obtained through the December 1997 sale of 7% Trust Convertible Preferred Securities (generating gross proceeds of $575 million) by Federal-Mogul Financing Trust, a subsidiary of the Company.

  Federal-Mogul completed the acquisition of Fel-Pro, for approximately $717 million, on February 24, 1998. The acquisition has been accounted for using the purchase method of accounting. The purchase price consists of 1,030,325.6 shares of newly issued Series E Stock (exchangeable into 5,151,628 shares of Common Stock) with an imputed value of $225 million and $492 million in cash. The cash was provided through an existing revolving credit facility provided by a syndicate led by Chase and three short-term loans, each in the amount of $50 million, from Chase, ABN Amro Bank NV and First Chicago NBD Bank, respectively. Portions of the debt incurred in financing the acquisitions of T&N and Fel-Pro have since been re-financed.


  On June 10, 1998 Federal-Mogul completed a primary offering of 10,537,093 shares of Common Stock. Federal-Mogul used the net proceeds therefrom of $592.3 million to repay outstanding debt incurred for financing the T&N acquisition. In addition, 422,581 shares of the Series E Stock were converted to 2,112,907 shares of common stock and were sold in a secondary offering by the holders thereof (collectively, the "Equity Offering").


  On October 9, 1998, Federal-Mogul acquired Cooper Automotive for a total purchase price of $1.9 billion, excluding fees and expenses. The acquisition has been accounted for using the purchase method of accounting.


  The estimated cost of the acquisition of Cooper Automotive is computed as follows:


                                                                   Cooper
                                                                 Automotive
                                                                 ----------
                                                                 (DOLLARS
                                                                    IN
                                                                 MILLIONS)
      Cash.....................................................  $ 1,900.0
      Direct transaction costs.................................        5.5
                                                                 ---------
      Estimated acquisition cost...............................  $ 1,905.5
                                                                 =========


  The pro forma preliminary allocation of the purchase price of the acquisition of Cooper Automotive is expected to be as follows:


                                                                Cooper
                                                              Automotive
                                                              ----------
                                                               (DOLLARS
                                                                  IN
                                                               MILLIONS)
      Current assets......................................    $ 1,047.7
      Liabilities assumed.................................       (806.2)
      Property, plant and equipment.......................        630.3
      Identifiable intangible assets......................        185.2
      Goodwill............................................        848.5
                                                              ---------
      Total...............................................    $ 1,905.5
                                                              =========

  In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul executed an Agreement Containing Consent Order with the FTC on February 27, 1998. Pursuant to this agreement, Federal-Mogul must divest T&N's thinwall and dry bearings (polymer bearings) operations ("T&N Bearings Business") within six months after the FTC declares the consent order final and must provide for independent management of the T&N Bearings Business pending such divestiture. The agreement stipulates that the T&N Bearings Business is to be maintained as a viable, independent competitor of Federal-Mogul and that Federal-Mogul shall not attempt to direct the activities of, or exercise control over, the T&N Bearings Business or have contact with the T&N Bearings Business outside of normal business activities.

  The net assets of the T&N Bearings Business have been recorded at their fair value based on estimates of selling values less costs to sell. Previously, the Company had estimated proceeds to be between $500 and $650 million calculated using multiples of earnings similar to recent automotive industry transactions considering both the ability to conduct an orderly disposition and the requirements of the FTC Consent Order. An amount within the low end of this range was originally used to record the net assets with estimated after-tax proceeds of approximately $400 million. At September 30, 1998, the proceeds were estimated to be approximately $430 million, based on indications of interest received from interested parties, with estimated after-tax proceeds of approximately $372 million and excluding the net working capital impact. Subsequently, the Company reached an agreement to sell the T&N Bearings Business and proceeds are expected to approximate estimates used at September 30, 1998. The Company's investment in the T&N Bearings Business is included in the balance sheet caption "Acquired businesses to be divested."

  In addition, Federal-Mogul held Fel-Pro Chemical Products, L.P. ("the Fel-Pro Chemical Business") acquired in the Fel-Pro transaction for sale. Federal-Mogul has separately identified the estimated effect of the divestiture of the Fel-Pro Chemical Business in the unaudited pro forma statements of operations. In July 1998, Federal-Mogul sold the Fel-Pro Chemical Business for approximately $60 million. The net cash flows from operations of the Fel-Pro Chemical Business, the interest expense on debt incurred during the holding period and proceeds from the sale were accounted for as adjustments to the purchase price of Fel-Pro.

  The unaudited pro forma statements of operations for the year ended December 31, 1997, and the nine months ended September 30, 1998 have been prepared to illustrate the effect of the acquisitions of T&N, Fel-Pro and Cooper Automotive, the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business, and the Equity Offering as if they had occurred on the first day of each period presented. The unaudited pro forma statements of operations include only the results of ongoing operations and exclude such impacts as extraordinary items, nonrecurring items directly relating to the acquisitions, expected synergies and expected cost benefits associated with the integration of the acquisitions. The unaudited pro forma balance sheet as of September 30, 1998, has been prepared to illustrate the effect of the acquisition of Cooper Automotive as if it had occurred on that date.

  The unaudited pro forma financial information gives effect to the acquisition transactions using the purchase method of accounting. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial information and are based upon preliminary available information and upon certain assumptions made by management of Federal-Mogul. Accordingly, the pro forma adjustments reflected in the unaudited pro forma financial information are preliminary and subject to revision. Such revision could be material.


  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the acquisitions of T&N, Fel-Pro or Cooper Automotive, the Equity Offering or the dispositions of the T&N Bearings Business or Fel-Pro Chemical Business been consummated on the dates indicated, nor are they necessarily indicative of Federal-Mogul's future results of operations or financial position. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements of Federal-Mogul, as well as the audited financial statements of the acquired companies.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                            DISPOSITION
                           FEDERAL-     T&N                 DISPOSITION OF  OF FEL-PRO        T&N
                            MOGUL    HISTORICAL   FEL-PRO   T&N BEARINGS     CHEMICAL      PRO FORMA
                          HISTORICAL U.S. GAAP  HISTORICAL    BUSINESS       BUSINESS      ADJUSTMENTS
                          ---------- ---------- ---------- --------------   ------------   -----------
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales...................   $1,806.6   $2,948.4    $489.3      $(393.1)(a)     $(32.9)(b)     $(15.3)(c)
Cost of products sold...    1,381.8    2,187.6     268.5       (295.4)(a)      (16.8)(b)        8.4(d)
                           --------   --------    ------      -------         -------        ------
Gross margin............      424.8      760.8     220.8        (97.7)         (16.1)         (23.7)
Selling general and
 administrative
 expenses...............      276.0      486.4     171.8        (46.1)(a)     (13.0)(b)       (61.6)(e)
Amortization............       10.2       13.9       2.0          --           (0.4)(b)        59.1(f)
Restructuring charges
 (credits)..............       (1.1)       --        --           --            --              --
Reengineering and other
 related charges
 (benefits).............       (1.6)       --        --           --            --              --
Nonrecurring charges            --         --        --           --            --              --
Adjustment of assets
 held for sale to fair
 value..................        2.4        --        --           --            --              --
Interest expense........       32.0       60.5       --         (16.9)(a)       --            147.4(g)
Interest income.........       (7.1)     (17.9)      --           2.3 (a)       --             13.7(h)
International currency
 exchange losses........        0.6        4.4       --          (0.3)(a)       --              --
British pound currency
 option, net............       10.5         -        --           --            --              --
Gain on sale of
 Kolbenschmidt AG share
 purchase options.......        --       (21.7)      --           --            --              --
Other (income) expense,
 net....................        3.4      (14.5)      --          (1.3)(a)       --             36.9(i)
                           --------   --------    ------      -------         ------         ------
 Earnings before income
  taxes, extraordinary
  item and nonrecurring
  charges...............       99.5      249.7      47.0        (35.4)         (2.7)         (219.2)
Income tax expense
 (benefit)..............       27.5      159.3      25.5         (9.4)(a)       --            (67.0)(j)
                           --------   --------    ------      -------         ------         ------
 Net earnings (loss)
  before extraordinary
  item and nonrecurring
  charges...............   $   72.0   $   90.4    $ 21.5      $ (26.0)       $ (2.7)        $(152.2)
                           ========   ========    ======      =======        =======        =======
Earnings (loss) per
 common share:
 Basic..................   $   1.81
 Diluted................   $   1.67
Weighted average shares
 outstanding
 (thousands):
 Basic..................     36,647
                           ========
 Diluted................     41,854
                           ========


                                                      PRO FORMA                     COOPER         PRO FORMA
                          FEL-PRO        EQUITY        COMBINED       COOPER      AUTOMOTIVE        COMBINED
                         PRO FORMA      OFFERING   (WITHOUT COOPER   AUTOMOTIVE    PRO FORMA      (WITH COOPER
                         ADJUSTMENTS   ADJUSTMENTS   AUTOMOTIVE)     HISTORICAL   ADJUSTMENTS      AUTOMOTIVE)
                         -----------   ----------- --------------   ----------    -----------     -------------
Sales...................  $(11.9)(k)        $ --        $4,791.1      $1,873.2      (19.6)(r)      $6,644.7
Cost of products sold...    (6.9)(l)          --         3,527.2       1,294.4      (28.6)(s)       4,793.0
                          ------           ------       --------      --------     -------         --------
Gross margin............    (5.0)             --         1,263.9         578.8        9.0           1,851.7
Selling general and
 administrative
 expenses...............     --               --           813.5         354.8        --            1,168.3
Amortization expense....    12.6(m)                         97.4          32.7        0.5(t)          130.6
Restructuring charges
 (credits)..............     --               --            (1.1)          --         --               (1.1)
Reengineering and other
 related charges
 (credits)..............     --               --            (1.6)          --         --               (1.6)
Nonrecurring charges....     --               --             --           55.9        --               55.9
Adjustment of assets
 held for sale to fair
 value..................     --               --             2.4           --         --                2.4
Interest expense........    33.6(n)         (46.0)(p)      210.6           1.1      161.6(u)          373.3
Interest income.........     --               --            (9.0)          --         --               (9.0)
International currency
 exchange losses........     --               --             4.7           --         --                4.7
British pound currency
 option, net............     --               --            10.5           --         --               10.5
Gain on sale of
 Kolbenschmidt AG share
 purchase options.......     --               --           (21.7)          --         --              (21.7)
Other (income) expense,
 net....................     --               --            24.5          14.4        --               38.9
                          ------           ------       --------      --------     -------         --------
  Earnings before income
   taxes and
   extraordinary item...   (51.2)            46.0          133.7         119.9     (153.1)            100.5
Income tax expense
 (benefit)..............   (22.5)(o)         17.0(q)       130.4          54.3      (57.2)(v)         127.5
                          ------           ------       --------      --------     -------         --------
  Net earnings (loss)
   before extraordinary
   item.................  $(28.7)           $29.0       $    3.3      $   65.6     $(95.9)          $ (27.0)
                          ======            =====       ========      ========     =======          ========
Earnings (loss) per
 common share:
  Basic.................                                                                           $  (0.69)(w)
  Diluted...............                                                                           $  (0.69)(w)
Weighted average shares
 outstanding
 (thousands):
  Basic.................                                                                             49,300
                                                                                                   ========
  Diluted...............                                                                             49,300
                                                                                                   ========

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


RELATING TO THE DIVESTITURE OF THE T&N BEARINGS BUSINESS AND FEL-PRO CHEMICAL
BUSINESS:

(a) To eliminate the historical statement of operations of the T&N Bearings Business.
(b) To eliminate the historical statement of operations of the Fel-Pro Chemical Business.

RELATING TO THE PURCHASE OF T&N:
(c)  To eliminate intercompany sales between Federal-Mogul and T&N.
(d)  To reflect the net effect of the following adjustments:

Decrease in depreciation expense relating to the adjustment of
property, plant and equipment acquired to estimated fair value.......   $(46.9)
Elimination of intercompany cost of products sold between
Federal-Mogul and T&N................................................    (15.3)
Elimination of profit in ending inventory on intercompany
sales between Federal-Mogul and T&N..................................      0.8
Increase in pension expense - elimination of deferred gain...........      8.7
Decrease in postretirement benefits expense - elimination
of deferred loss.....................................................     (0.5)
Reclassification of certain distribution costs of T&N from selling,
general and administrative expenses to cost of products sold.........     61.6
                                                                          ----
                                                                        $  8.4
                                                                        ======

(e) To reflect the reclassification of certain distribution costs of T&N from selling, general and administrative expenses to cost of products sold
(f)  To reflect the net effect of the following adjustments:

Amortization of additional goodwill resulting from the purchase
of T&N ..............................................................   $ 42.3
Amortization of other identifiable intangible assets acquired
to estimated fair value..............................................     16.8
                                                                          ----

                                                                        $ 59.1
                                                                        ======



(g)  To reflect the net effect of the following adjustments:

Increase in interest expense relating to the net debt incurred for the purchase of T&N..............................................  $ 153.2
Reduction in historical interest expense of T&N relating to
the elimination of historical outstanding long-term debt.............    (23.4)
Amortization of debt issuance costs..................................     17.6
                                                                          ----

                                                                       $ 147.4
                                                                       =======

(h)  To reflect the net effect of the following adjustments:

Reduction in interest income as a result of the use of existing cash balances of Federal-Mogul to finance a portion of the T&N
transaction.........................................................   $   2.2
Reduction in interest income as a result of the use of existing
cash balances of T&N................................................      11.5
                                                                          ----

                                                                       $  13.7
                                                                       =======

(i) To reflect an additional eleven months of expense associated with the Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely convertible debentures of the Company.
(j) To record the income tax effects of the statement of operations adjustments.

RELATING TO THE PURCHASE OF FEL-PRO
(k)  To eliminate intercompany sales between Federal-Mogul and Fel-Pro.
(l)  To reflect the net effect of the following adjustments:

Increase in depreciation expense relating to the adjustment of
property, plant and equipment acquired to estimated fair value......   $  3.0
Elimination of intercompany cost of products sold between
Federal-Mogul and Fel-Pro...........................................    (11.9)
Elimination of profit in ending inventory on intercompany sales
between Federal-Mogul and Fel-Pro...................................      0.6
Increase in postretirement benefits expense - elimination of
deferred loss.......................................................      1.4
                                                                          ---
                                                                       $ (6.9)
                                                                       =======

(m) To reflect the amortization of goodwill resulting from the purchase of Fel-Pro.
(n) To reflect interest expense relating to the debt incurred for the purchase of Fel-Pro.


(o) To reflect the income tax effects of the statement of operations adjustments.

RELATING TO THE EQUITY OFFERING:
(p) To reflect a decrease in interest expense as a result of the proceeds from the Equity Offering and related reduction of debt.
(q)  To reflect the income tax effect of the statement of operations adjustment.

RELATING TO THE PURCHASE OF COOPER AUTOMOTIVE:
(r)  To eliminate intercompany sales between Federal-Mogul and Cooper
     Automotive.
(s)  To reflect the net effect of the following adjustments:

Decrease in depreciation expense relating to the adjustment of
property, plant and equipment acquired to estimated fair value......   $ (5.9)
Elimination of intercompany cost of products sold between
Federal-Mogul and Cooper Automotive.................................    (19.6)
Elimination of profit in ending inventory on intercompany sales
between Federal-Mogul and Cooper Automotive.........................      2.9
Decrease in pension expense - elimination of deferred loss..........    (11.4)
Increase in postretirement benefits expense - elimination
of deferred gain....................................................      5.4
                                                                       -------
                                                                       $(28.6)
                                                                       =======
(t)  To reflect the net effect of the following adjustments:

Decrease in amortization expense of goodwill resulting from the
purchase of Cooper Automotive.......................................   $(11.5)
Amortization of other identifiable assets acquired to estimated
fair value..........................................................     12.0
                                                                       -------
                                                                       $  0.5
                                                                       =======

(u)  To reflect the net effect of the following adjustments:
Increase in interest expense relating to the debt incurred
for the purchase of Cooper Automotive...............................   $154.0
Amortization of debt issuance costs.................................      7.6
                                                                       ------
                                                                       $161.6
                                                                       ======

(v) To record the income tax effect of the statement of operations adjustments.

(w)  Loss per share as calculated for the pro forma combined entity:
        Net loss before extraordinary item and non recurring
        charges.....................................................   $(27.0)
        Less: Series C preferred dividend requirement...............     (2.4)
        Less: Series D preferred dividend requirement...............     (3.1)
        Less: Series E preferred dividend requirement...............     (1.5)
                                                                         -----
        Net loss available to common shareholders before extraordinary
        item and nonrecurring charges...............................   $(34.0)
                                                                       =======

        Weighted average common shares outstanding..................     49.3
                                                                       =======
        Loss per share - basic and diluted..........................   $(0.69)
                                                                       =======

The unaudited pro forma statement of operations discloses the net loss from continuing operations before nonrecurring charges directly attributable to the transaction. The following nonrecurring charges were not considered and have been excluded from the unaudited pro forma statement of operations:
        Estimated purchased in-process research and development
        costs.......................................................   $ 18.6
        Adjustment of inventory to estimated fair value - T&N......      11.0
        Adjustment of inventory to estimated fair value - Cooper
        Automotive.................................................      22.0
                                                                       ------
                                                                       $ 51.6
                                                                       ======

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 NINE MONTHS ENDED SEPTEMBER 30, 1998 (a)

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)




                                   FEDERAL-   HISTORICAL                    DISPOSITION           T&N          FEL-PRO
                                    MOGUL        T&N        FEL-PRO         OF FEL-PRO         PRO FORMA      PRO FORMA
                                  HISTORICAL  U.S. GAAP    HISTORICAL    CHEMICAL BUSINESS    ADJUSTMENTS    ADJUSTMENTS
                                  ---------- -----------   ----------    -----------------    ------------   ------------
Sales............................. $2,993.2   $ 468.3  (b)  $78.0  (c)      ($5.7) (d)         ($3.0) (e)     ($2.0) (m)
Cost of products sold.............  2,221.6     358.8  (b)   47.6  (c)       (3.2) (d)           1.3  (f)      (1.5) (n)
                                   --------   -------       -----           -----              -----          -----
  Gross margin....................    771.6     109.5        30.4            (2.5)              (4.3)          (0.5)
Selling, general and
 administrative expenses..........    431.1      78.2  (b)   30.0  (c)       (1.5) (d)         (10.6) (g)        -
Amortization......................     60.4       2.3  (b)     -               -                10.6  (h)       2.0  (o)
Purchased in-process research and
 development charge...............     18.6        -           -               -               (18.6) (i)        -
Restructuring charges.............      3.9        -           -               -                  -              -
 Adjustment of assets held for sale
 to fair value....................     19.0        -           -               -                  -              -
Integration costs.................     13.7        -           -               -                  -              -
Interest expense..................    107.4       8.4  (b)     -               -                28.3  (j)       5.6  (p)
Interest income...................     (7.5)     (1.2) (b)     -               -                 7.1  (k)        -
International currency exchange
 (gains) losses...................      5.3        -           -               -                  -              -
Net gain on British pound currency
 option and forward contract......    (13.3)       -           -               -                  -              -
Other (income) expense, net.......     14.6       6.2  (b)   56.1  (c)       (1.7) (d)            -           (58.3) (q)
                                   --------   -------       -----           -----              -----          -----

  Net Earnings Before Income Taxes
   and Extraordinary Item.........    118.4      15.6       (55.7)            0.7              (21.1)          50.2
Income tax expense (benefit)......     62.6       6.4  (b)     -               -               (11.9) (l)      (1.9) (r)
                                   --------   -------       -----           -----              -----          -----

  Net Earnings Before
   Extraordinary Item............. $   55.8   $   9.2      ($55.7)           $0.7             $ (9.2)         $52.1
                                   ========   =======      ======           =====             ======          =====
                                                         PRO FORMA
                                                         COMBINED
                                                         (WITHOUT         COOPER        PROFORMA      PRO FORMA COMBINED
                                    EQUITY OFFERING       COOPER        AUTOMOTIVE     ADJUSTMENTS       (WITH COOPER
                                      ADJUSTMENTS       AUTOMOTIVE)     HISTORICAL       COOPER           AUTOMOTIVE)
                                   ----------------     -----------     ----------     -----------    ------------------
Sales.............................        -             $ 3,528.8        $1,400.8          $ (9.9) (u)     $4,919.7
Cost of products sold.............        -               2,624.6           953.6           (11.3) (v)      3,566.9
                                      ------            ---------        --------          ------          --------
  Gross margin....................        -                 904.2           447.2             1.4           1,352.8
Selling, general and
 administrative expenses..........        -                 527.2           259.7              -              786.9
Amortization......................        -                  75.3            24.7             0.2  (w)        100.2
Purchased in-process research and
 development charge...............        -                    -               -               -                 -
Restructuring charges.............        -                   3.9              -               -                3.9
Adjustment of assets held for sale
 to fair value....................        -                  19.0              -               -               19.0
Integration costs.................        -                  13.7              -               -               13.7
Interest expense..................    $ 20.3  (s)           129.4             0.4           121.2  (x)        251.0
Interest income...................        -                  (1.6)             -               -               (1.6)
International currency exchange
 (gains) losses...................        -                   5.3              -               -                5.3
Net gain on British pound currency
 option and forward contract......        -                 (13.3)             -               -              (13.3)
Other (income) expense, net.......        -                  16.9             7.1              -               24.0
                                      ------            ---------        --------          ------          --------
  Net Earnings Before Income Taxes
   Extraordinary Item.............      20.3                128.4           155.3          (120.0)            163.7
Income tax expense (benefit)......       7.5  (t)            62.7            64.4           (48.8) (y)         78.3
                                      ------            ---------        --------          ------          --------
  Net Earnings Before
   Extraordinary Item.............    $ 12.8            $    65.7        $   90.9          $(71.2)         $   85.4
                                      ======            =========        ========          ======          ========

Earnings per common share:
  Basic...........................                                                                         $   1.56 (z)

  Diluted.........................
                                                                                                           $   1.43 (z)
Weighted average shares
 outstanding (thousands):
  Basic...........................                                                                           53,100

  Diluted.........................                                                                           58,600

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


RELATING TO THE HISTORICAL OPERATIONS OF T&N AND FEL-PRO AND THE DISPOSITIONS OF THE T&N BEARINGS BUSINESS AND FEL-PRO CHEMICAL BUSINESS

(a) The headings in the table above differ from those found in the equivalent table for the year ended December 31, 1997 in that the heading
     "Disposition of T&N Bearings Business" is omitted. In connection with the FTC consent order, the T&N Bearings Business operating results have been excluded from Federal-Mogul's results of operations.
(b) To reflect historical operations of T&N (U.S. GAAP) for the period of January 1, 1998 through the date of acquisition.
(c) To reflect historical operations of Fel-Pro for the period of January 1, 1998 through the date of acquisition.
(d) To eliminate the historical statement of operations of the Fel-Pro Chemical Business.

RELATING TO THE PURCHASE OF T&N:
(e)  To eliminate intercompany sales between Federal-Mogul and T&N.
(f)  To reflect the net effect of the following adjustments:

Decrease in depreciation expense relating to the adjustment of
property, plant and equipment to estimated fair value...............   $ (7.8)
Elimination of intercompany cost of products sold between
Federal-Mogul and T&N...............................................     (3.0)
Increase in pension expense - elimination of deferred gain..........      1.5
Reclassification of certain distribution costs of T&N from
selling, general and administrative expenses to cost of
products sold.......................................................     10.6
                                                                         ----
                                                                       $  1.3
                                                                       ======

(g) To reflect the reclassification of certain distribution costs of T&N from selling, general and administrative expenses to cost of products sold.
(h)  To reflect the net effect of the following adjustments:

Amortization of additional goodwill resulting from the purchase
of T&N..............................................................   $  7.6
Amortization of other identifiable intangible assets acquired
to estimated fair value.............................................      3.0
                                                                          ---

                                                                       $ 10.6
                                                                       ======

(i) To eliminate the purchased in-process research and development charge incurred in the acquisition of T&N.

(j)  To reflect the net effect of the following adjustments:

Increase in interest expense relating to the debt incurred
for the purchase of T&N.............................................   $ 29.3
Reduction in historical interest expense of T&N relating to the
elimination of historical long-term debt............................     (4.0)
Amortization of debt issuance costs.................................      3.0
                                                                         ----

                                                                       $ 28.3
                                                                       ======

(k)  To reflect the net effect of the following adjustments:

Reduction in interest income as a result of the use of existing cash balances of Federal-Mogul to finance a portion of the T&N
transaction.........................................................   $  5.1
Reduction of interest income as a result of the use of existing
cash balances of T&N during the first quarter of 1998...............      2.0
                                                                          ---
                                                                       $  7.1
                                                                       ======

(l) To record the income tax effects of the statement of operations adjustments.

RELATING TO THE PURCHASE OF FEL-PRO:
(m)  To eliminate intercompany sales between Federal-Mogul and Fel-Pro.
(n)  To reflect the net effect of the following adjustments:

Decrease in depreciation expense relating to the adjustment of
property, plant and equipment to estimated fair value...............   $  0.5
Elimination of intercompany cost of products sold between
Federal-Mogul and Fel-Pro...........................................     (2.0)
                                                                         -----
                                                                       $ (1.5)
                                                                       =======

(o) To reflect the amortization of goodwill resulting from the purchase of Fel-Pro.
(p) To reflect interest expense relating to the debt incurred for the purchase of Fel-Pro.
(q) To reverse historical other expenses for Fel-Pro related to approximately $56 million of executive bonuses, and approximately $2 million of other nonrecurring costs, both of which related to the sale of the business.
(r) To reflect the income tax effects of the statement of operations adjustments

RELATING TO THE EQUITY OFFERING:
(s) To reflect the decrease in interest expense and related debt for the period January 1, 1998 to June 10, 1998 associated with the Equity Offering.
(t)  To reflect the income tax effect of the statement of operations adjustment.

RELATING TO THE PURCHASE OF COOPER AUTOMOTIVE:
(u)  To eliminate intercompany sales between Federal-Mogul and Cooper
     Automotive.
(v)  To reflect the net effect of the following adjustments:

Decrease in depreciation expense relating to the adjustment of
property, plant and equipment to estimated fair value...............   $ (3.5)
Elimination of intercompany cost of products sold between
Federal-Mogul and Cooper Automotive.................................     (9.9)
Elimination of profit in ending inventory on intercompany sales
between Federal-Mogul and Cooper Automotive.........................      1.0
Decrease in pension expense - elimination of deferred gain..........     (3.0)
Increase in postretirement benefits expense - elimination of
deferred gain.......................................................      4.1
                                                                       ------
                                                                       $(11.3)
                                                                       ======

(w)  To reflect the net effect of the following adjustments:

Decrease in amortization of goodwill resulting from the purchase
of Cooper Automotive................................................   $ (8.8)
Amortization of other identifiable assets acquired to estimated
fair value..........................................................      9.0
                                                                       ------
                                                                       $  0.2
                                                                       ======

(x)  To reflect the effect of the following adjustments:
Increase in interest expense relating to the net debt incurred
relating to the purchase of Cooper Automotive.......................   $115.5
Amortization of debt issuance costs.................................      5.7
                                                                       ------
                                                                       $121.2
                                                                       ======

(y) To reflect the income tax effects of the statement of operations adjustments.

(z) Earnings per share as calculated for the pro forma combined entity:
     Net earnings before extraordinary item and nonrecurring
     charges........................................................   $ 85.4
     Less: Series C preferred dividend requirement..................     (1.7)
     Less: Series E preferred dividend requirement..................     (1.0)
                                                                       ------
     Net earnings available to common shareholders before
     extraordinary item and nonrecurring charge - basic.............    $ 82.7
                                                                       ======
     Add: Series C preferred dividend requirement..................       1.7
     Add: Series E preferred dividend requirement..................       1.0
     Less: Additional ESOP requirement.............................      (1.6)
                                                                       ------
     Net earnings available to common shareholders before
     extraordinary item and nonrecurring charge - diluted..........    $ 83.8
                                                                       ======

     Denominator for basic earnings per share - weighted average
     shares outstanding.............................................     53.1
                                                                       ======

     Denominator for diluted earnings per share - weighted average
     shares outstanding.............................................     58.6
                                                                       ======

     Earnings per share - basic.....................................   $ 1.56
     Earnings per share - diluted...................................   $ 1.43

The unaudited pro forma statement of operations discloses the earnings from continuing operations before nonrecurring charges directly attributable to the transactions. The following nonrecurring charge was not considered and has been excluded from the unaudited proforma statement of operations:
     Adjustment of inventory to estimated fair value - Cooper
     Automotive.....................................................   $ 22.0
                                                                       ======

                      UNAUDITED PRO FORMA BALANCE SHEET

                              SEPTEMBER 30, 1998

                             (DOLLARS IN MILLIONS)

                                                                       PRO FORMA
                                     HISTORICAL         COOPER         COMBINED
                                 -------------------- AUTOMOTIVE         (WITH
                                 FEDERAL-    COOPER    PRO FORMA        COOPER
                                  MOGUL    AUTOMOTIVE ADJUSTMENTS     AUTOMOTIVE)
                                 --------  ---------- -----------     -----------
Cash and equivalents...........  $  102.3   $   28.7          --       $   131.0
Accounts receivable............     645.0      410.3                     1,055.3
Investment in accounts
 receivable securitization.....     119.2        --           --           119.2
Inventories....................     653.7      440.6        56.0 (a)     1,150.3
Prepaid expenses and income tax
 benefits......................     248.0       80.7        31.4 (b)       360.1
Acquired businesses to be
 divested......................     372.0        --           --           372.0
                                 --------   --------   ---------       ---------
    Total current assets.......   2,140.2      960.3        87.4         3,187.9
Property, plant and equipment..   1,605.0      509.9       120.4 (c)     2,235.3
Goodwill.......................   2,620.4    1,109.8      (261.3)(d)     3,468.9
Other intangible assets........     451.9        5.0       180.2 (e)
Business investments and other
 assets........................     599.9      120.3      (133.9)(f)       586.3
                                 --------   --------   ---------       ---------
    Total assets...............  $7,417.4   $2,705.3   $    (7.2)      $10,115.5
                                 ========   ========   =========       =========
Short-term debt, including
 current portion of long-term
 debt..........................  $  170.9   $    2.9          --       $   173.8
Accounts payable...............     335.4      173.4          --           508.8
Accrued compensation...........     189.8       53.6        88.0 (g)       243.4
Restructuring and
 rationalization...............     166.1       26.7          --           280.8
Current portion of asbestos
 liability.....................     100.0        --           --           100.0
Other accrued liabilities......     466.9      122.3          --           589.2
                                 --------   --------   ---------       ---------
    Total current liabilities..   1,429.1      378.9        88.0         1,896.0
Long-term debt.................   2,426.0        1.6     1,925.0 (h)     4,352.6
Long-term portion of asbestos
 liability.....................   1,194.8        --           --         1,194.8
Postemployment benefits........     445.1      308.6       (65.9)(i)       687.8
Other accrued liabilities......      81.2       60.1          --           141.3
Minority interest in
 consolidated subsidiaries.....      60.6        1.8          --            62.4
Company-obligated mandatorily
 redeemable preferred securities
 of subsidiary trust holding
 solely convertible subordinated
 debentures of the Company.....     575.0        --           --           575.0
Shareholders' equity:
  Series C ESOP preferred
   stock.......................      45.2        --           --            45.2
  Series E preferred stock.....     132.7        --           --           132.7
  Common stock.................     266.1        --           --           266.1
  Additional paid-in capital...     953.4        --           --           953.4
  Retained earnings
   (accumulated deficit).......     (99.1)       --           --           (99.1)
  Unearned ESOP compensation...     (18.1)       --           --           (18.1)
  Accumulated other
   comprehensive income........     (68.3)       --           --           (68.3)
  Other........................      (6.3)                                  (6.3)
  Net assets...................              1,954.3    (1,954.3)(j)          --
                                 --------   --------   ---------       ---------
    Total shareholders' equity.   1,205.6    1,954.3    (1,954.3)        1,205.6
                                 --------   --------   ---------       ---------
    Total Liabilities and
     Shareholders' Equity......  $7,417.4   $2,705.3   $    (7.2)      $10,115.5
                                 ========   ========   =========       =========

--------

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                              September 30, 1998
                             (DOLLARS IN MILLIONS)

 (a) To adjust inventory acquired to estimated fair value

 (b)

     To record debt issuance cost.......................................... $19.5
     To record deferred tax asset..........................................  11.9
                                                                            -----
                                                                            $31.4
                                                                            =====

 (c) To adjust property, plant and equipment acquired to estimated fair value**

 (d) To record estimated goodwill as the excess of the preliminary purchase price paid and estimated costs incurred relating to the acquisition in excess of the estimated fair value of identifiable net assets acquired**

 (e) To adjust other identifiable intangible assets acquired to estimated fair value**

 (f) To adjust the noncurrent deferred taxes

 (g) To provide for estimated severance and exit costs relating to Cooper Automotive

 (h) To reflect the issuance of debt in connection with the acquisition

 (i) To adjust postemployment benefit liabilities acquired to estimated fair value**

 (j) To eliminate historical equity of Cooper Automotive

**The Company has made preliminary estimates of the fair values of fixed assets, intangible assets and research, development in-process, and postemployment benefits liabilities based upon the relative difference between book values and fair values of previous acquisitions. The Company will have valuations for such amounts completed by appraisers. The result of the appraiser's valuations could differ materially from these estimates made by the Company. The research and development in-process charge is not currently determinable. However, the Company does not expect the charge, if any, to be in excess of $10 million.

Item 7(b) Financial statements of business acquired.



                           INDEX TO COOPER AUTOMOTIVE
                              FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
  Report of Independent Auditors..........................................  26
  Combined Income Statements for the three years ended December 31, 1997..  27
  Combined Balance Sheets as of December 31, 1997 and 1996................  28
  Combined Statements of Cash Flows for the three years ended December 31,
   1997...................................................................  29
  Notes to Combined Financial Statements..................................  30
  Unaudited Combined Income Statements for the Nine Months Ended
   September 30, 1998 and 1997............................................  44
  Unaudited Combined Balance Sheet as of September 30, 1998...............  45
  Unaudited Combined Statements of Cash Flows for the Nine Months Ended
   September 30, 1998 and 1997............................................  46
  Notes to Unaudited Combined Financial Statements........................  47

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Cooper Industries, Inc.

  We have audited the accompanying combined balance sheets of the Cooper Automotive and Moog Automotive Divisions (the "Automotive Divisions") of Cooper Industries, Inc. (the "Company") as of December 31, 1997 and 1996, and the related combined income statements and statements of cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Automotive Divisions at December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Houston, Texas
October 1, 1998

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                           COMBINED INCOME STATEMENTS

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
                                                           (IN MILLIONS)
Revenues............................................ $1,873.2 $1,903.2 $1,758.8
Cost of sales.......................................  1,294.4  1,316.9  1,215.9
Selling and administrative expenses.................    354.8    360.2    326.1
Goodwill amortization...............................     32.7     33.6     32.9
Nonrecurring charges................................     55.9    102.0      --
Other expense, net..................................     14.4     13.2     13.2
Interest expense....................................      1.1      0.7      1.3
                                                     -------- -------- --------
  Income before income taxes........................    119.9     76.6    169.4
Income taxes........................................     54.3     49.1     79.1
                                                     -------- -------- --------
  Net income........................................ $   65.6 $   27.5 $   90.3
                                                     ======== ======== ========





    The Notes to Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                                 (IN MILLIONS)
ASSETS
Cash and cash equivalents....................................  $    1.5 $    3.3
Receivables (net of allowance for doubtful accounts of $17.1
 million and $5.7 million)...................................     382.8    412.3
Inventories..................................................     434.5    421.9
Deferred income taxes........................................      58.0     43.7
Other........................................................      27.5     30.2
                                                               -------- --------
  Total current assets.......................................     904.3    911.4
                                                               -------- --------
Property, plant and equipment, less accumulated depreciation.     525.5    533.3
Intangibles, less accumulated amortization...................   1,110.3  1,138.5
Deferred income taxes and other assets.......................      79.5     76.0
                                                               -------- --------
  Total assets...............................................  $2,619.6 $2,659.2
                                                               ======== ========
LIABILITIES AND NET ASSETS
Short-term debt, including current portion of long-term debt.  $   35.5 $    6.1
Accounts payable.............................................     171.4    187.1
Accrued liabilities..........................................     222.7    219.0
Accrued income taxes.........................................       2.0      7.5
                                                               -------- --------
  Total current liabilities..................................     431.6    419.7
                                                               -------- --------
Long-term debt...............................................       3.6      7.1
Postretirement benefits other than pensions..................     316.1    319.0
Other long-term liabilities..................................      63.7     63.8
Net assets...................................................   1,804.6  1,849.6
                                                               -------- --------
                                                               $2,619.6 $2,659.2
                                                               ======== ========



    The Notes to Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ---------------------
                                                        1997    1996    1995
                                                        -----  ------  ------
                                                           (IN MILLIONS)
Cash flows from operating activities:
  Net income........................................... $65.6  $ 27.5  $ 90.3
Adjustments to reconcile to net cash provided by
 operating activities:
  Depreciation expense.................................  64.9    67.5    66.2
  Goodwill amortization................................  32.7    33.6    32.9
  Deferred income taxes................................  (9.4)    2.3    50.5
  Nonrecurring asset write-down (1)....................  43.1    85.3     --
  Changes in assets and liabilities: (2)
    Receivables........................................   9.3   (20.7)    2.0
    Inventories........................................ (19.9)    7.6    23.5
    Accounts payable and accrued liabilities........... (27.7)  (15.4)  (46.7)
    Accrued income taxes...............................  (4.7)   13.6    (6.3)
    Other assets and liabilities, net..................   3.6   (27.7)  (23.5)
                                                        -----  ------  ------
      Net cash provided by operating activities........ 157.5   173.6   188.9
                                                        -----  ------  ------
Cash flows from investing activities:
  Cash paid for acquired businesses.................... (20.1)  (55.4)   (8.9)
  Capital expenditures................................. (78.4)  (87.1)  (85.7)
  Proceeds from sales of property, plant and equipment.   3.1     9.9     6.9
                                                        -----  ------  ------
      Net cash used in investing activities............ (95.4) (132.6)  (87.7)
                                                        -----  ------  ------
Cash flows from financing activities:
  Net short-term borrowings (repayments)...............  30.6     0.5    (3.6)
  Repayments of long-term debt.........................  (3.5)   (1.4)   (6.5)
  Transfers to Cooper Industries, Inc.................. (93.6)  (37.4)  (98.7)
                                                        -----  ------  ------
      Net cash used in financing activities............ (66.5)  (38.3) (108.8)
                                                        -----  ------  ------
Effect of exchange rate changes on cash and cash
 equivalents...........................................   2.6    (1.0)    1.7
                                                        -----  ------  ------
Increase (decrease) in cash and cash equivalents.......  (1.8)    1.7    (5.9)
      Cash and cash equivalents, beginning of year.....   3.3     1.6     7.5
                                                        -----  ------  ------
      Cash and cash equivalents, end of year........... $ 1.5  $  3.3  $  1.6
                                                        =====  ======  ======

--------
(1) Includes $12.5 million allowance for doubtful accounts in 1997 for a customer who filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the first quarter of 1998.
(2) Net of the effects of acquisitions, divestitures and translation.

  The Notes to Combined Financial Statements are an integral part of these statements. See Note 18 for information on noncash investing and financing activities.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: AUTOMOTIVE DIVISIONS

  The accompanying financial statements reflect a combination of the assets, liabilities and operations of the Cooper Automotive and Moog Automotive Divisions (the "Automotive Divisions") of Cooper Industries, Inc. ("Cooper"). Historically, the Automotive Divisions have been included in the consolidated financial statements of Cooper on a divisional basis. The divisional basis includes separate operating units in the United States and separate legal entities or separate operating units of a holding company in international locations. The business units that comprise the Automotive Divisions (including the Automotive Divisions' headquarters) operate with complete financial and operations staff on a decentralized basis. Cooper provides certain centralized services for employee benefits administration, cash management, risk management, legal services, public relations, domestic tax reporting and internal and external audit. Cooper bills the Automotive Divisions for all direct costs incurred on behalf of the Automotive Divisions. General corporate, accounting, tax, legal and other administrative costs that are not directly attributable to the operations of the Automotive Divisions have been allocated based on a ratio of the Automotive Divisions' revenues to Cooper's consolidated revenues. Management believes that this allocation method provides the Automotive Divisions with a reasonable amount of such expenses.

  The accompanying combined financial statements include the accounts of the Automotive Divisions as described above. These statements are presented as if the Automotive Divisions had existed as an entity separate from its parent, Cooper, during the period presented and include the assets, liabilities, revenues and expenses that are directly related to the Automotive Divisions' operations. Because all of the Automotive Divisions' domestic results and, in certain cases, foreign results were included in the consolidated financial statements of Cooper on a divisional basis, there are no separate meaningful historical equity accounts for the Automotive Divisions.

  In addition to the domestic debt related to industrial revenue bonds, the Automotive Divisions' separate international debt and related interest expense have been included in the combined financial statements. Because the Automotive Divisions are fully integrated into Cooper's worldwide cash management system, all of their cash requirements are provided by Cooper and any excess cash generated by the Automotive Divisions is transferred to Cooper.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination: The combined financial statements include the accounts of the Cooper Automotive and Moog Automotive Divisions of Cooper, which comprised Cooper's Automotive Products Segment. All transactions between the two divisions have been eliminated. Affiliated companies are accounted for on the equity method where the Automotive Divisions own more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents: For purposes of the combined statements of cash flows, all investments purchased with original maturities of three months or less are considered cash equivalents.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

  Inventories: Inventories are carried at cost or, if lower, net realizable value. Cost is determined using the first-in, first-out (FIFO) method.

  Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 20 years; and tooling, dies, patterns and other -- 5 to 10 years.

  Intangibles: Intangibles consist primarily of goodwill related to purchase acquisitions. Goodwill is being amortized over 40 years from the respective acquisition dates. The carrying value of goodwill is reviewed at the lowest level feasible whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in discounted cash flows.

  Derivative Financial Instruments: On a recurring basis, foreign currency forward exchange contracts and commodity contracts are entered into to reduce risks of adverse changes in foreign exchange rates and commodity prices. All contracts are hedges of actual or anticipated transactions with the gain or loss on the contract recognized in the same period and in the same category of income or expense as the underlying hedged transaction. The Automotive Divisions do not enter into speculative derivative transactions or hedges of anticipated transactions unless there is a high probability the transactions will occur. Due to the short term of contracts and a restrictive policy, contract terminations or anticipated transactions that do not occur are rare and insignificant events that are accounted for through income in the period they occur.

NOTE 3: NONRECURRING CHARGES

  During 1997, the Automotive Divisions incurred charges of $43.4 million ($26.5 million after income taxes) for actions management committed to during the period after concluding an evaluation of certain sales, marketing and distribution activities and information systems relating to year 2000 compliance efforts. The 1997 charges include adjustments to the carrying value of assets of $30.6 million and accruals for obligations for replaced systems and facility consolidations of $12.8 million. Nonrecurring charges in 1997 also include $12.5 million ($7.6 million after income taxes) related to a customer that filed bankruptcy subsequent to December 31, 1997.

  The Automotive Divisions have begun a consolidation of certain sales, marketing and distribution activities. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management are not expensed until the affected employees are notified. A majority of the consolidations have been announced and such costs were accrued and expensed during 1997. The remaining committed but unannounced consolidations are not anticipated to result in significant additional expenses.

  During 1997, Cooper began negotiations with Standard Motor Products, Inc. ("SMP") to exchange the Moog Automotive Division's temperature control business for the brake products business owned by SMP. The 1997 nonrecurring charge includes adjustments to the carrying value of the assets of the Moog Automotive Division's remanufacturing businesses, including a portion of the temperature control business, which were in the process of being divested. Effective March 28, 1998, the Automotive Divisions completed the exchange of the automotive temperature control business for the brake products business of Standard Motor Products. For

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

accounting purposes, the exchange transaction is recorded as the sale of the Automotive Divisions' temperature control business and the purchase of the Standard Motor Products' brake business. The fair market values of the temperature control business assets were equal to the net book value of the assets after the write-down of the assets in 1997. The acquisition cost of the brake business assets was approximately $81 million, subject to adjustment based on the actual book value of certain assets at the acquisition date. In February 1998, the Automotive Divisions also completed the sale of the constant velocity joint remanufacturing business for approximately $4 million.

  During 1997, the Automotive Divisions also assessed the impact of existing system capabilities to function at the turn of the century. The Moog Automotive Division is implementing new enterprise systems, and the Cooper Automotive division is revising or upgrading existing software to be year 2000 compliant. The Moog Division began the rollout of new enterprise-wide software in 1997 and anticipates completion of the rollout in 1998. Where possible, businesses have abandoned homegrown or highly customized applications and purchased year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. The Automotive Divisions recorded a $15.1 million charge in 1997 primarily related to the adjustment in the carrying value of abandoned hardware and software. While depreciation and amortization are reduced by the effect of the write-down, depreciation and amortization of new systems and equipment, as well as expenses incurred to revise current software to be year 2000 compliant, and implementation costs of new systems, are likely to exceed the reduction in depreciation and amortization in most future periods.

  During the third quarter of 1996, the Automotive Divisions completed a strategic review of their brake business, resulting in a write-down of approximately 21% of the long-lived assets of the business. The Wagner brake product lines, acquired as part of the McGraw-Edison acquisition in 1985, were subjected to intense competitive pricing and anticipated profitability improvements during 1996 were not being realized. As a result of the review of the Wagner brake products, the Automotive Divisions replaced Wagner technology with technology acquired in the 1994 acquisition of Abex Friction Products. Based on the strategic review, the Automotive Divisions concluded that the projected undiscounted cash flows of certain Wagner product lines would not recover the carrying value of the long-lived assets and goodwill associated with these product lines. Accordingly, the Automotive Divisions recorded an $85.3 million write-down ($64.4 million net of income taxes), including $31.5 million in goodwill, in 1996. The write-down reduced depreciation and amortization costs by approximately $3.6 million, net of tax, in 1997. The Automotive Divisions have incurred expenses executing the revised brake strategy, which have offset some of the benefit of the reduced depreciation and amortization in 1997.

  During 1996, the Automotive Divisions initiated a strategic review of most of their businesses. As a result of those actions, the Automotive Divisions incurred nonrecurring charges of $16.7 million ($10.2 million net of income taxes) during 1996 primarily related to costs incurred on facility closings and consolidations. The Automotive Divisions anticipate future cost savings from the facility closings and consolidations; however, the amounts are not quantifiable with any degree of accuracy. The nonrecurring charges of $16.7 million have an insignificant effect on future earnings, and expenditures beyond 1996 were insignificant.

NOTE 4: ACQUISITIONS AND DIVESTITURES

  The Automotive Divisions completed two product-line acquisitions in 1997 and 1996 and one small product-line acquisition in 1995. The 1997 acquisitions had an aggregate cost of $20.1 million and $14.0 million of goodwill was recorded, on a preliminary basis, with respect to the acquisitions. The total cost of the 1996 acquisitions was approximately $54.1 million and $36.1 million of goodwill was recorded with respect to the acquisitions. The 1995 product-line acquisition had a cost of $10.1 million. A total of $1.4 million of goodwill was recorded with respect to the acquisition.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

  The acquisitions have been accounted for as purchases and the results of the acquisitions are included in the combined income statements since the respective acquisition dates.

NOTE 5: INVENTORIES

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Raw materials............................................. $103.2  $101.2
      Work-in-process...........................................   61.1    56.4
      Finished goods............................................  282.5   272.2
      Perishable tooling and supplies...........................   35.9    34.7
                                                                 ------  ------
                                                                  482.7   464.5
      Inventory valuation allowances............................  (48.2)  (42.6)
                                                                 ------  ------
          Net inventories....................................... $434.5  $421.9
                                                                 ======  ======

NOTE 6: PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLES

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                               (IN MILLIONS)
      Property, plant and equipment:
        Land and land improvements.......................... $   21.6  $   22.1
        Buildings...........................................    195.0     189.3
        Machinery and equipment.............................    488.3     446.9
        Tooling, dies and patterns..........................     57.7      47.5
        All other...........................................     80.7     102.0
        Construction in progress............................     55.3      35.5
                                                             --------  --------
                                                                898.6     843.3
        Accumulated depreciation............................   (373.1)   (310.0)
                                                             --------  --------
                                                             $  525.5  $  533.3
                                                             ========  ========
      Intangibles:
        Goodwill............................................ $1,316.2  $1,317.2
        Other...............................................      5.7       3.0
                                                             --------  --------
                                                              1,321.9   1,320.2
        Accumulated amortization............................   (211.6)   (181.7)
                                                             --------  --------
                                                             $1,110.3  $1,138.5
                                                             ========  ========

NOTE 7: ACCRUED LIABILITIES

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
      Salaries, wages and employee benefit plans................. $ 51.1 $ 59.7
      Commissions and customer incentives........................   49.6   51.9
      Facility integration of acquired businesses................   19.8   23.5
      Product and environmental liability accruals...............   11.7   16.6
      Other (individual items less than 5% of total current
       liabilities)..............................................   90.5   67.3
                                                                  ------ ------
                                                                  $222.7 $219.0
                                                                  ====== ======

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

  At December 31, 1997, the Automotive Divisions had accruals of $.9 million with respect to potential product liability claims and $24.8 million with respect to potential environmental liabilities, including $14.0 million classified as a long-term liability, based on the Automotive Divisions' current estimate of the most likely amount of losses that it believes will be incurred.

  The product liability accrual consists of $.3 million of known claims with respect to ongoing operations, $.2 million of known claims for previously divested operations and $.4 million which represents an estimate of claims that have been incurred but not yet reported. While the Automotive Divisions are generally self-insured with respect to product liability claims, the Automotive Divisions have insurance coverage for individual 1997 claims above $3.0 million. Insurance levels have varied from year to year.

  Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes $13.5 million related to sites owned by the Automotive Divisions and $11.3 million for retained environmental liabilities related to sites previously owned by the Automotive Divisions and third-party sites where the Automotive Divisions were a contributor. Third-party sites usually involve multiple contributors where the Automotive Divisions' liability will be determined based on an estimate of the Automotive Divisions' proportionate responsibility for the total cleanup. The amounts actually accrued for such sites are based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties.

  It has been the Automotive Divisions' consistent practice to include the entire product liability accrual and a significant portion of the environmental liability accrual as current liabilities, although only approximately 10-20% of the balance classified as current will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of the Automotive Divisions' environmental liability has been recorded in connection with acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

  The Automotive Divisions have not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, the Automotive Divisions have taken a proactive approach and have managed the costs in both of these areas over the years. The Automotive Divisions do not believe that the nature of their products, production processes, or materials or other factors involved in the manufacturing process subject the Automotive Divisions to unusual risks or exposures for product or environmental liability. The Automotive Divisions' greatest exposure to inaccuracy in their estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

  In connection with acquisitions accounted for using the purchase method of accounting, the Automotive Divisions record, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing operations of the Automotive Divisions. Significant accruals include plant shut-down and realignment costs, and facility relocations, and aggregated $19.8 million and $23.5 million at December 31, 1997 and 1996, respectively.

  Amounts expended totaled $4.4 million, $20.7 million and $39.1 million in 1997, 1996 and 1995, respectively. The spending related primarily to downsizing and consolidating international facilities in Mexico, Venezuela, Belgium and the United Kingdom totaling $7.4 million and $29.8 million in 1996 and 1995, respectively.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 8: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
      LIBOR + 0.4% industrial revenue bond, due 2019............. $  3.5 $  3.5
      Variable industrial revenue bond, due 2010.................    --     3.5
      Other......................................................     .1     .1
                                                                  ------ ------
      Long-term debt............................................. $  3.6 $  7.1
                                                                  ====== ======

  Cooper's cash and indebtedness is managed on a worldwide basis from the Cooper corporate office in Houston, Texas. The majority of the cash provided by or used by a particular division, including the Automotive Divisions is provided through this consolidated cash and debt management system. As a result, the amount of cash or debt historically related to the Automotive Divisions is not determinable. For purposes of the Automotive Divisions' historical financial statements, identifiable debt was allocated to the Automotive Divisions during each year with all of the Automotive Divisions' positive or negative cash flows being treated as cash transferred to or from Cooper. The specifically identifiable industrial revenue bonds (the "IRB") and specifically identifiable international debt was assigned to the Automotive Divisions. The Automotive Divisions also have international short-term borrowing facilities under which $35.5 million and $6.1 million was outstanding at December 31, 1997 and 1996, respectively. In January 1998, $23.0 million of the December 31, 1997 international short-term borrowings amount was repaid.

  The industrial revenue bond principal is payable at maturity in 2019. The future net minimum lease payments under capital leases and obligations under noncancelable operating leases are not significant.

  For purposes of the Automotive Divisions' historical financial statements, interest expense has been computed using the actual interest rate with respect to the IRB and international short-term borrowings. Total interest related to long-term debt and short-term debt paid during 1997, 1996 and 1995 was $1.1 million, $.8 million and $1.4 million, respectively.

NOTE 9: NET ASSETS

  Changes in net assets during the three years ended December 31, 1997 were as follows:

                                                                   (IN MILLIONS)
      Balance at December 31, 1994...............................    $1,894.3
        Minimum pension liability adjustment, net of tax.........        (6.2)
        Translation adjustment, net of tax.......................       (18.3)
        Free cash flow transferred to Cooper.....................       (98.7)
        Net income...............................................        90.3
                                                                     --------
      Balance at December 31, 1995...............................     1,861.4
        Minimum pension liability adjustment, net of tax.........         (.5)
        Translation adjustment, net of tax.......................        (1.4)
        Free cash flow transferred to Cooper.....................       (37.4)
        Net income...............................................        27.5
                                                                     --------
      Balance at December 31, 1996...............................     1,849.6
        Minimum pension liability adjustment, net of tax.........         4.0
        Translation adjustment, net of tax.......................       (21.0)
        Free cash flow transferred to Cooper.....................       (93.6)
        Net income...............................................        65.6
                                                                     --------
      Balance at December 31, 1997...............................    $1,804.6
                                                                     ========

  Intercompany transactions are principally cash transfers between the Automotive Divisions and Cooper.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 10: COOPER STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

  Under Cooper stock option plans, key employees of the Automotive Divisions were granted options to purchase Cooper Common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable ratably over a three-year period commencing one year from the date of grant and have a maximum term of ten years. The plans also provide for the granting of performance-based stock awards to certain key executives.

  Participants in the Cooper Employee Stock Purchase Plan receive an option to purchase Cooper Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 8, 1997, a total of 169,878 shares were sold to employees of the Automotive Divisions at $35.33 per share. At December 31, 1997, subscriptions from employees of the Automotive Divisions for the purchase of 220,860 shares of Cooper Common stock were outstanding at $45.68 per share or, if lower, the average market price on September 10, 1999, which is the purchase date.

  Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized in the Automotive Divisions' combined income statements under Cooper's stock option plans or Employee Stock Purchase Plan.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 11: INCOME TAXES

  Income taxes summarized below are provided as if the Automotive Divisions were filing a separate tax return.

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                          ---------------------
                                                           1997   1996    1995
                                                          ------  -----  ------
                                                             (IN MILLIONS,
                                                              EXCEPT FOR
                                                             PERCENTAGES)
      Components of income before income taxes:
        U.S. operations.................................. $100.4  $41.0  $140.0
        Foreign operations...............................   19.5   35.6    29.4
                                                          ------  -----  ------
        Income before income taxes....................... $119.9  $76.6  $169.4
                                                          ======  =====  ======
      Components of income tax expense:
        Current:
          U.S. Federal................................... $ 41.6  $19.3  $ 17.1
          U.S. state and local...........................   11.0    6.0     6.2
          Foreign........................................   11.1   21.5     5.3
                                                          ------  -----  ------
                                                            63.7   46.8    28.6
                                                          ------  -----  ------
        Deferred:
          U.S. Federal...................................   (8.0)   6.5    37.9
          U.S. state and local...........................   (1.0)   1.9     6.8
          Foreign........................................    (.4)  (6.1)    5.8
                                                          ------  -----  ------
                                                            (9.4)   2.3    50.5
                                                          ------  -----  ------
          Income tax expense............................. $ 54.3  $49.1  $ 79.1
                                                          ======  =====  ======
      Effective tax rate reconciliation:
        U.S. Federal statutory rate......................   35.0%  35.0%   35.0%
        State and local income taxes.....................    4.4    3.5     4.0
        Foreign statutory rate differential..............   (1.0)  (2.7)   (1.3)
        Nondeductible goodwill...........................    8.9   13.8     9.2
        Automotive asset goodwill write-down.............     --   16.1      --
        Foreign Sales Corporation........................    (.6)  (1.2)    (.5)
        Tax credits......................................   (1.3)   (.3)     --
        Other............................................    (.1)   (.1)     .3
                                                          ------  -----  ------
        Effective tax rate...............................   45.3%  64.1%   46.7%
                                                          ======  =====  ======
            Total income taxes paid...................... $ 40.7  $53.4  $ 67.0
                                                          ======  =====  ======

  The Automotive Divisions pay taxes to, and receive refunds from Cooper which in turn pays or receives the taxes from the various taxing authorities.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                                                                DECEMBER 31,
                                                               ---------------
                                                                1997     1996
                                                               -------  ------
                                                               (IN MILLIONS)
      Components of deferred tax liabilities and assets:
        Deferred tax liabilities:
          Property, plant and equipment and intangibles....... $ (91.0) $(82.0)
          Inventories.........................................    (3.9)   (4.2)
          Employee medical program funding....................    (2.5)   (4.0)
          Employee stock ownership plan.......................    (3.9)   (5.6)
          Pension plans.......................................    (3.5)   (3.3)
                                                               -------  ------
            Total deferred tax liabilities....................  (104.8)  (99.1)
                                                               -------  ------
        Deferred tax assets:
          Postretirement benefits other than pensions.........   124.0   125.1
          Accrued liabilities.................................    75.2    60.4
          Minimum pension liability...........................    11.5    14.2
          Net operating loss carryforwards....................     6.6     5.2
          Other...............................................    14.5     1.7
                                                               -------  ------
            Total deferred tax assets.........................   231.8   206.6
                                                               -------  ------
        Valuation allowances..................................    (6.6)   (5.2)
                                                               -------  ------
            Net deferred tax assets........................... $ 120.4  $102.3
                                                               =======  ======

  U.S. income taxes have not been provided on $83.0 million of cumulative undistributed earnings of certain non-U.S. subsidiaries at December 31, 1997. The Automotive Divisions intend to indefinitely reinvest these earnings in operations outside the United States.

NOTE 12: PENSION PLANS

  As part of Cooper, employees of the Automotive Divisions participate in numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local customs covering employees at foreign locations. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities. Funding policies range from five to thirty years. Pension benefits for salaried employees are generally based upon career earnings. Benefits for hourly employees are generally based on a dollar unit, multiplied by years of service. The amount of expense and the funded status with respect to the defined benefit pension plans of the Automotive Divisions, exclusive of the Cooper Salaried Employee Benefit Plan, is set forth in the table below. In addition, most U.S. salaried employees of the Automotive Divisions participate in the Cooper Salaried Employee Benefit Plan. The amount of expense allocated to the Automotive Divisions for this plan was $.7 million, $1.7 million and $2.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997, 1996 and 1995, the Automotive Divisions' expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) amounted to $5.4 million, $4.4 million and $4.0 million, respectively. The Automotive Divisions' aggregate pension expense amounted to $13.8 million, $14.3 million and $14.9 million during 1997, 1996 and 1995, respectively.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
                                                         (IN MILLIONS)
Components of defined benefit plan net pension
 expense:
  Service cost--benefits earned during the year.... $   4.3  $   4.0  $   3.8
  Interest cost on projected benefit obligation....    19.4     18.9     18.5
  Actual return on assets..........................   (27.4)   (19.2)   (19.0)
  Net amortization and deferral....................    11.4      4.5      4.7
                                                    -------  -------  -------
    Net pension expense............................ $   7.7  $   8.2  $   8.0
                                                    =======  =======  =======

                                     ASSETS EXCEED       ACCUMULATED BENEFITS
                                 ACCUMULATED BENEFITS        EXCEED ASSETS
                                 ----------------------  ----------------------
                                    1997        1996        1997        1996
                                 ----------  ----------  ----------  ----------
                                                (IN MILLIONS)
Funded status of the plans at
 December 31:
Actuarial present value of:
  Vested benefit obligation....  $    (18.6) $    (49.6) $   (226.4) $   (185.5)
                                 ==========  ==========  ==========  ==========
  Accumulated benefit
   obligation..................  $    (18.6) $    (49.6) $   (251.2) $   (206.7)
                                 ==========  ==========  ==========  ==========
  Projected benefit obligation.  $    (21.0) $    (56.5) $   (257.7) $   (206.7)
Plan assets at fair value......        21.9        57.5       212.4       161.3
                                 ----------  ----------  ----------  ----------
Projected benefit obligation
 less than (in excess of) plan
 assets........................          .9         1.0       (45.3)      (45.4)
Unrecognized net loss..........          .1        11.2        48.0        35.5
Unrecognized net (asset)
 obligation from adoption date.         --          --           .1          .1
Unrecognized prior service
 cost..........................         --           .1         5.1         2.3
Adjustment required to
 recognize minimum liability...         --          --        (33.8)      (37.8)
                                 ----------  ----------  ----------  ----------
Pension asset (liability) at
 end of year...................  $      1.0  $     12.3  $    (25.9) $    (45.3)
                                 ==========  ==========  ==========  ==========

                                       1997                     1996
                              ---------------------- --------------------------
                              DOMESTIC INTERNATIONAL   DOMESTIC   INTERNATIONAL
                              -------- ------------- ------------ -------------
Actuarial assumptions used:
  Discount rate..............  7 1/2%    6-7 1/4%       7 1/2%      7-8 1/4%
  Rate of compensation
   increase..................  4 3/4%    4 1/2-6%      4 3/4-5%       5-6%
  Expected long-term rate of
   return on assets..........  8 1/2%  7 1/2-9 3/4%  8 1/2-8 3/4%   7 1/2-10%

NOTE 13: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  As part of Cooper, benefits provided to employees of the Automotive Divisions under various postretirement plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for approximately 90% of the total. While the Automotive Divisions have numerous plans, primarily resulting from extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits, and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, the Automotive Divisions continue to amend their various plans to provide for appropriate levels of cost sharing and other cost-control measures.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

The components of post-retirement benefit costs, which is included in other expense, net on the combined income statement, and the accrued post-retirement benefit liability are presented below.

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           -------------------
                                                           1997   1996   1995
                                                           -----  -----  -----
                                                             (IN MILLIONS)
Components of postretirement benefit cost:
  Service cost--benefits earned during the year........... $  .1  $  .1  $  .2
  Interest cost on accumulated postretirement benefit
   obligation.............................................  17.7   17.2   20.2
  Net amortization and deferral...........................  (5.4)  (3.9)  (7.7)
                                                           -----  -----  -----
    Postretirement benefit cost........................... $12.4  $13.4  $12.7
                                                           =====  =====  =====


                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
Amounts recognized in the combined balance sheets:
  Accumulated postretirement benefit obligation (APBO):
    Retirees..................................................... $213.2 $260.6
    Employees eligible to retire.................................   13.5    5.0
    Other employees..............................................    8.5    3.0
                                                                  ------ ------
                                                                   235.2  268.6
Unrecognized prior service costs.................................    7.8    9.8
Unrecognized net gain............................................   73.1   40.6
                                                                  ------ ------
      Accrued postretirement benefit liability................... $316.1 $319.0
                                                                  ====== ======

                                                   DECEMBER 31,
                                      ----------------------------------------
                                             1997                 1996
                                      ------------------  --------------------
                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Actuarial assumptions:
  Discount rate......................               6.75%                 7.23%
  Ensuing year to 2002 health care
   cost trend rate................... 11% ratable to 5.5% 11.5% ratable to 5.5%
Effect of 1% change in health care
 cost trend rate:
  Increase in APBO...................              $19.9                 $23.3
  Increase in expense................              $ 1.6                 $ 1.5

NOTE 14: COOPER EMPLOYEE SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

  All full-time domestic employees of the Automotive Divisions, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions of Cooper Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or new shares issued to the ESOP.

  The Automotive Divisions' compensation expense with respect to the CO-SAV plan and the ESOP was $5.8 million, $6.9 million and $6.6 million in 1997, 1996 and 1995, respectively.

NOTE 15: RELATED PARTY TRANSACTIONS

  For purposes of the combined financial statements, the intercompany account between the Automotive Divisions and Cooper has been included as an element of the Automotive Divisions' net assets. All free cash flows and cash requirements of the Automotive Divisions are considered to be transferred to or provided by Cooper and are included in this intercompany account.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

  The Automotive Divisions sell on third party terms small amounts of Automotive Divisions' products to Cooper. The amounts involved are insignificant to the Automotive Divisions.

NOTE 16: DOMESTIC AND INTERNATIONAL OPERATIONS

  The Automotive Divisions operate in a single business segment, Automotive Products. The Automotive Divisions manufacture and distribute spark plugs, wiper blades, lamps, brake friction materials and other products for use by the automotive aftermarket and in automobile assemblies. In addition, the Automotive Divisions manufacture and distribute suspension, steering driveline and brake system components and material for the automotive aftermarket. No single customer accounted for 10% or more of combined revenues in 1997, 1996 or 1995.

  Transfers between domestic and international operations, principally inventory transfers, are designed to charge the receiving organization at third-party arms-length prices that are generally sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $113.3 million, $90.7 million and $85.2 million in 1997, 1996 and 1995, respectively. Of total export sales, approximately 18% in 1997, 25% in 1996 and 23% in 1995 were to Asia, Africa, Australia and the Middle East; 39% in 1997, 34% in 1996 and 35% in 1995 were to Canada and Europe; 43% in 1997, 41% in 1996 and 42% in 1995 were to Latin America.

  Domestic and international financial information was as follows:

                                   REVENUES             OPERATING EARNINGS        IDENTIFIABLE ASSETS
                          ----------------------------  ---------------------  ----------------------------
                                                        YEAR ENDED DECEMBER
                           YEAR ENDED DECEMBER 31,              31,                   DECEMBER 31,
                          ----------------------------  ---------------------  ----------------------------
                            1997      1996      1995     1997   1996    1995     1997      1996      1995
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
                                                        (IN MILLIONS)
Domestic(1).............  $1,464.1  $1,519.3  $1,391.9  $102.6  $41.8  $140.4  $1,996.2  $2,037.2  $2,039.2
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
International: (1)
 Europe.................  $  281.2  $  293.9  $  277.1  $  4.3  $14.2  $ 18.7  $  443.6  $  476.4  $  460.6
 Other..................     179.3     220.6     207.8    15.8   21.1    12.0     282.5     234.7     231.1
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
 Subtotal International.     460.5     514.5     484.9    20.1   35.3    30.7     726.1     711.1     691.7
Eliminations:
 Transfers to
  International.........     (48.1)    (86.5)    (80.0)                           (17.8)    (23.6)    (26.8)
 Transfers to Domestic..      (3.3)    (44.1)    (38.0)                           (82.5)    (65.5)    (39.6)
 Other..................                                  (1.7)    .1     (.5)     (4.5)     (2.6)     (1.9)
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
                          $1,873.2  $1,903.2  $1,758.8   121.0   77.2   170.6   2,617.5   2,656.6   2,662.6
                          ========  ========  ========
Interest expense........                                  (1.1)   (.6)   (1.2)
                                                        ------  -----  ------
Combined income before
 income taxes...........                                $119.9  $76.6  $169.4
                                                        ======  =====  ======
Investment in uncombined
 affiliates.............                                                            2.1       2.6       2.4
                                                                               --------  --------  --------
Combined assets.........                                                       $2,619.6  $2,659.2  $2,665.0
                                                                               ========  ========  ========

--------
(1) The 1997 Domestic, Europe and Other operating earnings amounts include nonrecurring expenses of $43.4 million, $6.7 million and $5.8 million, respectively. The 1996 Domestic operating earnings amount includes nonrecurring expenses of $102.0 million.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 17: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

  As a result of having sales and purchases and other transactions denominated in currencies other than the functional currencies used by the Automotive Divisions' businesses, the Automotive Divisions are exposed to the effect of foreign exchange rate fluctuations on their cash flows and earnings. To the extent possible, the Automotive Divisions utilize natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is the Automotive Divisions' policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. The Automotive Divisions do not engage in speculative transactions. While forward contracts affect the Automotive Divisions' results of operations, they do so only in connection with the underlying transactions. Gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by the Automotive Divisions from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year. The table below summarizes, by currency, the contractual amounts of the Automotive Divisions' forward exchange contracts at December 31, 1997 and 1996.

                                                                       DECEMBER
                                                                         31,
                                                                      ----------
                                                                      1997 1996
                                                                      ---- -----
                                                                         (IN
                                                                      MILLIONS)
      Canadian Dollar................................................ $--  $37.8
      British Pound Sterling.........................................   .8   3.2
      Swiss Francs...................................................  2.2   --
      German Deutschemark............................................   .1   1.4
      Japanese Yen...................................................  1.4    .4
      Other..........................................................   .2   1.4
                                                                      ---- -----
                                                                      $4.7 $44.2
                                                                      ==== =====

  In the normal course of business, the Automotive Divisions have letters of credit, performance bonds and other guarantees that are not reflected in the combined balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. The Automotive Divisions' other off-balance-sheet risks are not material.

 Concentrations of Credit Risk

  The Automotive Divisions grant credit to their customers, which are primarily in the automotive industry. Credit risk with respect to trade receivables is generally diversified due to the large number of entities comprising the Automotive Divisions' customer base and their dispersion across many different countries. The Automotive Divisions perform periodic credit evaluations of their customers and generally do not require collateral.

  During the first quarter of 1998, a large customer of the Automotive Divisions filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Automotive Divisions had receivables from the customer of approximately $12.5 million at the time of the filing and accrued a $12.5 million allowance for doubtful accounts in the December 31, 1997 combined income statement.

 Fair Value of Financial Instruments

  The Automotive Divisions' financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

fair values. The Automotive Divisions had approximately $39.1 million and $13.2 million of debt instruments at December 31, 1997 and 1996, respectively. The book value of these instruments was approximately equal to fair value at December 31, 1997 and 1996. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, the Automotive Divisions estimate that the contract value is representative of the fair value of these items at December 31, 1997 and 1996.

NOTE 18: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

  The following noncash transactions have been excluded from the combined statements of cash flows:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ---------------------
                                                         1997    1996   1995
                                                        ------  ------  -----
                                                           (IN MILLIONS)
Assets acquired and liabilities assumed or incurred
 from the acquisition of businesses:
  Fair value of assets acquired........................ $ 27.0  $ 65.5  $15.1
  Cash used to acquire businesses, net of cash
   acquired............................................  (20.1)  (55.4)  (8.9)
                                                        ------  ------  -----
    Liabilities assumed or incurred.................... $  6.9  $ 10.1  $ 6.2
                                                        ======  ======  =====

NOTE 19: SUBSEQUENT EVENT

  On August 17, 1998, Cooper signed an agreement to sell the Automotive Divisions to Federal-Mogul Corporation for approximately $1.9 billion.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.
                     UNAUDITED COMBINED INCOME STATEMENTS


                                                            Nine Months Ended
                                                                September 30,
                                                            --------------------
                                                             1998         1997
                                                            ------       -------
                                                                (in millions)

Revenues.................................................  $ 1,400.8   $ 1,423.8

Cost of sales............................................      953.6       985.2
Selling and administrative expenses......................      259.7       266.7
Goodwill amortization....................................       24.7        24.5
Nonrecurring charges.....................................          -        43.4
Other expense, net......................................         7.1         9.2
Interest expense.........................................        0.4         0.8
                                                           ---------   ---------
     Income before income taxes..........................      155.3        94.0
Income taxes.............................................       64.4        42.5
                                                           ---------   ---------
     Net income..........................................  $    90.9   $    51.5
                                                           =========   =========

 The Notes to Unaudited Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.
                       UNAUDITED COMBINED BALANCE SHEET


                                                                                            September 30,      December 31,
                                                                                                1998              1997
                                                                                            -------------      -------------
                                                                                            (in millions)
                                    ASSETS
Cash and cash equivalents..................................................................    $    28.7        $     1.5
Receivables (net of allowance for doubtful accounts of $21.1 million and 17.1 million).....        410.3            382.8
Inventories................................................................................        440.6            434.5
Deferred income taxes......................................................................         54.8             58.0
Other......................................................................................         25.9             27.5
                                                                                               ---------        ---------
     Total current assets..................................................................        960.3            904.3
                                                                                               ---------        ---------
Property, plant and equipment, less accumulated depreciation...............................        509.9            525.5
Intangibles, less accumulated amortization.................................................      1,114.8          1,110.3
Deferred income taxes and other assets.....................................................        120.3             79.5
                                                                                               ---------        ---------
     Total assets..........................................................................    $ 2,705.3        $ 2,619.6
                                                                                               =========        =========

                          LIABILITIES AND NET ASSETS
Short-term debt, including current portion of long-term debt...............................    $     2.9        $    35.5
Accounts payable...........................................................................        173.4            171.4
Accrued liabilities........................................................................        191.5            222.7
Accrued income taxes.......................................................................         11.1              2.0
                                                                                               ---------        ---------
     Total current liabilities.............................................................        378.9            431.6
                                                                                               ---------        ---------
Long-term debt.............................................................................          1.6              3.6
Postretirement benefits other than pensions................................................        308.6            316.1
Other long-term liabilities................................................................         61.9             63.7
Net assets.................................................................................      1,954.3          1,804.6
                                                                                               ---------        ---------
                                                                                               $ 2,705.3        $ 2,619.6
                                                                                               =========        =========

 The Notes to Unaudited Combined Financial Statements are an integral part of these statements.

                 AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.
                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                                                                                                 Nine Months Ended
                                                                                                   September 30,
                                                                                               ---------------------
                                                                                                 1998           1997
                                                                                               --------       ------
                                                                                                   (in millions)
Cash flows from operating activities:
     Net income............................................................................  $    90.9         $    51.5

Adjustments to reconcile to net cash provided by operating activities:
     Depreciation expense..................................................................       47.7              49.2
     Goodwill amortization.................................................................       24.7              24.5
     Deferred income taxes.................................................................       22.5              (7.3)
     Nonrecurring asset write-down.........................................................          -              27.6
     Changes in assets and liabilities: /1/
          Receivables......................................................................      (28.6)             (9.9)
          Inventories......................................................................      (28.8)            (22.1)
          Accounts payable and accrued liabilities.........................................      (26.9)              7.0
          Accrued income taxes.............................................................        8.8              (5.3)
          Other assets and liabilities, net................................................       (5.5)             (7.3)
                                                                                             ---------         ---------
               Net cash provided by operating activities...................................      104.8             107.9
                                                                                             ---------         ---------

Cash flows from investing activities:
     Capital expenditures..................................................................      (43.7)            (58.7)
     Cash paid for acquired businesses.....................................................          -             (12.2)
     Investment in Carquest Canada Ltd. preferred stock.....................................      (2.6)                -
     Proceeds from sale of product line....................................................        4.0                 -
     Proceeds from sale of property, plant and equipment...................................        1.7               2.2
                                                                                             ---------         ---------
               Net cash used in investing activities........................................     (40.6)            (68.7)
                                                                                             ---------         ---------

Cash flows from financing activities:
     Net borrowings (repayments)...........................................................      (32.4)             37.4
     Transfers from (to) Cooper Industries, Inc............................................       (4.5)            (64.2)
                                                                                             ---------         ---------
               Net cash used in financing activities.......................................      (36.9)            (26.8)
                                                                                             ---------         ---------

Effect of exchange rate changes on cash and cash equivalents...............................       (0.1)             (0.2)
                                                                                             ---------         ---------
Increase in cash and cash equivalents......................................................       27.2              12.2
Cash and cash equivalents, beginning of period.............................................        1.5               3.3
                                                                                             ---------         ---------
Cash and cash equivalents, end of period...................................................  $    28.7         $    15.5
                                                                                             =========         =========

/1/  Net of the effects of acquisitions, divestitures and translation.

     The Notes to Unaudited Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.
               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS


NOTE 1.        ACCOUNTING POLICIES

     Basis of Presentation - The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation have been included. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in this document for the year ended December 31, 1997.

     Recently Issued Accounting Standards - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 requires that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The SFAS is effective for fiscal years beginning after June 15, 1999 and early adoption is permitted. The Automotive Divisions are currently evaluating the effects of the new standard. The Automotive Divisions do not anticipate that the new standard will have an impact on net income. However, the new standard requirement to mark to market certain of the Automotive Divisions' combined financial instruments utilized to hedge currency and commodity price risks will result in fluctuations in the fair value being included as a component of net assets, net of tax. Due to the Automotive Divisions' policies regarding financial instruments, it is not likely that the adpotion of the new standard will have a material effect on the Automotive Divisions' Combined Balance Sheets.

NOTE 2.        DIVESTITURES

     Effective March 28, 1998, the Moog Division completed the exchange of its automotive temperature control business for the brake products business of Standard Motor Products. In February 1998, the Moog Division completed the sale of its constant velocity joint remanufacturing business. For accounting purposes, the exchange transaction is recorded as the sale of the temperature control business and the purchase of the Standard Motor Products' brake business. The fair market value of the temperature control business assets was equal to the net book value of the brake business assets after the write-down of the temperature control business assets made in the second quarter of 1997. The acquisition cost of the brake business assets was approximately $79 million, based on the actual book value of certain assets at the acquisition date. The constant velocity joint remanufacturing business was sold for approximately $4 million.

NOTE 3.        NONRECURRING INCOME AND EXPENSES

     During the second quarter of 1997 the Automotive Divisions incurred a charge of $33.8 million ($20.6 million after income taxes) for actions management committed to during the quarter after concluding an evaluation of certain sales, marketing and distribution activities and information systems relating to year 2000 compliance efforts. The charge included adjustments to the carrying value of assets of $27.6 million and accruals for continuing obligations for replaced systems and facility consolidations of $6.2 million.

     The Automotive Divisions began a consolidation of certain sales, marketing and distribution activities in the second quarter of 1997. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs are not expensed until affected employees are notified even though management has committed to the projects. During the third quarter, the Automotive Divisions incurred charges of $9.6 million for additional consolidations, including severance on certain projects accrued for in the second quarter of 1997. The remaining committed but unannounced consolidations are not expected to result in significant additional expenses.

     During the second quarter of 1997, the Automotive Divisions also completed their initial analysis of the impact of existing system capabilities to function at the turn of the century. The Moog Division is implementing new enterprise systems and the Cooper Automotive Division is revising or upgrading existing software. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. The Automotive Divisions recorded a $11.6 million charge in the second quarter of 1997 related to the adjustment in the carrying value of abandoned hardware and software. While depreciation is reduced by the effect of the write-down, depreciation of new systems, as well as expenses related to revising current software to be year 2000 compliant and implementation of new systems, are likely to exceed the reduction in depreciation in most future periods.


NOTE 4.   INVENTORIES

                                                                                                September 30,
                                                                                                    1998
                                                                                                -------------
                                                                                                (in millions)

Raw materials..................................................................................     $   107.5
Work-in-process................................................................................          71.2
Finished goods.................................................................................         282.3
Perishable tooling and supplies................................................................          36.4
                                                                                                    ---------
                                                                                                        497.4
Inventory valuation allowances.................................................................         (56.8)
                                                                                                    ---------
     Net inventories...........................................................................     $   440.6
                                                                                                    =========


NOTE 5.   SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

   The following noncash transactions have been excluded from the combined statements of cash flows:

                                                                                                    Nine Months
                                                                                                       Ended
                                                                                                    September 30,
                                                                                                         1997
                                                                                                    -------------
                                                                                                    (in millions)
Assets acquired and liabilities assumed or incurred from the acquisition of businesses:
     Fair value of assets acquired................................................................  $    16.1
     Cash used to acquire business................................................................      (12.2)
                                                                                                    ---------
Liabilities assumed or incurred...................................................................  $     3.9
                                                                                                    =========

                          FORWARD-LOOKING STATEMENTS

   Certain statements above that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Such statements are made in good faith by Federal-Mogul pursuant to the "safe harbor" provisions of the Act. Forward-looking statements include financial projections and estimates and statements regarding plans, objectives and expectations of Federal-Mogul and its management, including, without limitation, plans to integrate the businesses of Cooper Automotive into Federal-Mogul. Forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Federal-Mogul to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, those relating to the combination of Federal-Mogul's business with that of Cooper Automotive, the anticipated synergies and operating efficiencies and restructuring charges in connection with such acquisition, conditions in the automotive components industry, certain global and regional economic conditions and other factors. Moreover, Federal-Mogul's plans, objectives and intentions are subject to change based on these and other factors (some of which are beyond Federal-Mogul's control).

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   SIGNATURE

                                       FEDERAL-MOGUL CORPORATION

                                       /s/ David A. Bozynski
                                       ------------------------
                                       David A. Bozynski
                                       Title: Vice President, Treasurer

Dated: November 24, 1998